                                                                   Exhibit 10.14

                               PURCHASE AGREEMENT

                                      AMONG

                                 UBIQUITEL, LLC,

                            UBIQUITEL HOLDINGS, INC.

                                       AND

                              BET ASSOCIATES, L.P.

                          DATED AS OF DECEMBER 28, 1999

                                  RELATING TO:

                                   $8,000,000
                   UBIQUITEL LLC 12% SENIOR SUBORDINATED NOTES
                              DUE DECEMBER 28, 2007

                                       AND

                        WARRANTS TO PURCHASE 9.75% OF THE
                 SHARES OF COMMON STOCK OF UBIQUITEL HOLDING CO.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SECTION 1.    SALE AND PURCHASE OF NOTES AND WARRANTS........................1

SECTION 2.    THE CLOSING....................................................1

SECTION 3.    DEFINITIONS....................................................2

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANIES...............13
     4.1      Corporate Existence, Power and Authority......................13
     4.2      Capitalization................................................14
     4.3      Subsidiaries..................................................14
     4.4      Business......................................................14
     4.5      No Defaults or Conflicts......................................14
     4.6      Disclosure Materials; Other Information.......................15
     4.7      Litigation....................................................16
     4.8      Taxes.........................................................16
     4.9      ERISA.........................................................16
     4.10     Legal Compliance..............................................16
     4.11     Permits; Licenses and Approvals...............................16
     4.12     Patents.......................................................17
     4.13     Status Under Certain Statutes.................................17
     4.14     Key Employees.................................................17
     4.15     Properties....................................................17
     4.16     Suppliers and Customers.......................................17
     4.17     Environmental Compliance......................................18
     4.18     Indebtedness..................................................18
     4.19     Disaster......................................................19
     4.20     Impact of the Sprint Agreements...............................19
     4.21     Offering of Notes and Warrants................................19

SECTION 5.    REPRESENTATIONS AND COVENANTS OF THE PURCHASER................19

SECTION 6.    PREPAYMENTS AND REPAYMENTS....................................20
     6.1      Mandatory Prepayments.........................................20
     6.2      Optional Prepayments..........................................21
     6.3      Mandatory Repayment Upon Change of Control Event..............22
     6.4      Miscellaneous.................................................22

SECTION 7.    AFFIRMATIVE COVENANTS.........................................23
     7.1      Use of Proceeds...............................................23
     7.2      Financial Information.........................................23


                                       (i)

     7.3      Compliance Certificates.......................................25
     7.4      Inspection....................................................25
     7.5      Maintenance of Existence; Properties and Franchises;
              Compliance with Law; Taxes; Insurance.........................25
     7.6      Office for Payment............................................26
     7.7      Notices.......................................................26
     7.8      Payment of Dividends by Subsidiaries..........................27
     7.9      Board Observation Rights......................................27
     7.10     Environmental Matters.........................................27
     7.11     Reservation of Shares.........................................28
     7.12     Listing of Shares.............................................28
     7.13     Delivery of Information for Rule 144A Transactions............28
     7.14     Senior Credit Facility........................................28
     7.15     Evidence of Equity Funds......................................29

SECTION 8.    NEGATIVE COVENANTS............................................29
     8.1      Restricted Payments...........................................29
     8.2      Sale of Substantial Portion of Assets; Subsidiaries...........29
     8.3      Permitted Indebtedness........................................30
     8.4      Certain Ratios................................................31
     8.5      No Change in Business.........................................33
     8.6      Consolidation or Merger.......................................33
     8.7      HSR Act.......................................................33
     8.8      Transactions with Affiliates..................................34
     8.9      Liens, Etc....................................................34
     8.10     No Restrictions on Dividends..................................35
     8.11     Private Placement Status......................................35
     8.12     No Dilution or Impairment; No Changes in Capital Stock........35
     8.13     Limitation on Creation of Subsidiaries........................35

SECTION 9.    SUBORDINATION.................................................36
     9.1      Agreement to Be Bound.........................................36
     9.2      Priority of Senior Indebtedness...............................36
     9.3      Liquidation; Dissolution; Bankruptcy..........................37
     9.4      No Prejudice or Impairment; Reinstatement.....................38
     9.5      Subrogation...................................................38
     9.6      Obligations Unaffected........................................39
     9.7      Definition of Senior Indebtedness.............................39
     9.8      Effectiveness of Acceleration of Notes and
              Exercise of Remedies..........................................39
     9.9      Turnover; Miscellaneous Subordination Provisions..............40

SECTION 10.   CONDITIONS TO PURCHASER'S OBLIGATIONS.........................40
     10.1     Final Documentation of Senior Credit Facility.................41
     10.2     Accuracy of Representations and Warranties....................41
     10.3     Compliance with Agreements; No Defaults.......................41

     10.4     Officer's Certificate.........................................41
     10.5     Proceedings...................................................41
     10.6     Opinion of Counsel............................................41
     10.7     Other Documents and Opinions..................................41
     10.8     Equity Contribution...........................................41

SECTION 11.   AMENDMENT; WAIVER; CONSENT....................................41

SECTION 12.   EXCHANGE OF NOTES; ACCRUED INTEREST; CANCELLATION OF
              SURRENDERED NOTES; REPLACEMENT................................43

SECTION 13.   DEFAULTS......................................................44

SECTION 14.   REMEDIES......................................................46

SECTION 15.   RESTRICTIONS ON TRANSFER......................................47

SECTION 16.   EXPENSES......................................................48

SECTION 17.   HOME OFFICE PAYMENTS..........................................50

SECTION 18.   NOTICES.......................................................50

SECTION 19.   MISCELLANEOUS.................................................51
     19.1     Entire Agreement..............................................51
     19.2     Survival......................................................51
     19.3     Counterparts..................................................51
     19.4     Headings......................................................51
     19.5     Binding Effect; Benefit and Assignment........................51
     19.6     Severability..................................................52
     19.7     Governing Law.................................................52
     19.8     Currency......................................................52
     19.9     Late Payments.................................................52
     19.10    Guarantee of Subsidiaries.....................................52
     19.11    Consent To Jurisdiction And Service Of Process................56
     19.12    Waiver Of Jury Trial..........................................57

Exhibit A - Form of Note

Exhibit B - Form of Warrant

Exhibit C - Disclosure Schedule

Exhibit D - Opinion of Counsel to the Company

Exhibit E - Joinder for Guarantor Subsidiaries

PURCHASE AGREEMENT dated as of December 28, 1999 by and among UBIQUITEL, LLC, a Delaware limited liability corporation ("Ubiquitel"), UBIQUITEL HOLDINGS, INC., a Delaware corporation ("UHC" and together with Ubiquitel, each a "Company" and together, the "Companies"), and BET ASSOCIATES, L.P., a Delaware limited partnership (the "Purchaser").

                              W I T N E S S E T H:

      In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. SALE AND PURCHASE OF NOTES AND WARRANTS

            (a) Ubiquitel agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Companies contained herein or made pursuant hereto, the Purchaser agrees to purchase from Ubiquitel on the Closing Date specified in
Section 2 hereof, a Note or Notes in the aggregate principal amount of $8,000,000. UHC agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Companies contained herein or made pursuant hereto, the Purchaser agrees to purchase from UHC on the Closing Date specified in Section 2 hereof, Warrants to purchase 2,489,075 shares, representing 9.75% of the fully diluted Common Stock of UHC. The aggregate purchase price to be paid to the Companies by the Purchaser for such Notes and Warrants is $8,000,000, of which 99.9% shall be allocated to the Notes and 0.1% to the Warrants.

            (b) As used herein, "Notes'" means $8,000,000 aggregate principal amount of Ubiquitel's 12% Senior Subordinated Notes Due December 28, 2007 issued pursuant to this Purchase Agreement. Each Note will be substantially in the form set forth as Exhibit A hereto. Interest on the Notes shall accrue from the Closing Date and shall be payable quarterly, in arrears, on the first day of January, April, July and October of each year, commencing April 1, 2000, at the interest rates and in the manner specified herein and in the form of Note. As used herein, "Warrants" means the warrants to purchase 2,489,075 shares of Voting Common Stock issued pursuant to this Purchase Agreement. Each Warrant shall be substantially in the form set forth in Exhibit B hereto. The Warrants shall be exercisable at a nominal value at any time prior to the tenth anniversary of the Closing Date, subject to adjustment as provided in the form of Warrant.

SECTION 2. THE CLOSING

            (a) Subject to the terms and conditions hereof, the closing of the purchase and sale of the Notes and Warrants to be purchased by the Purchaser (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania at 1:00 P.M., local time, on December 28, 1999 or such other time and date as shall be mutually agreed to by the Companies and the Purchaser. Such time and date are herein referred to as the "Closing Date."

            (b) Subject to the terms and conditions hereof, on the Closing Date
(i) Ubiquitel will deliver to the Purchaser the Notes registered in the name of the Purchaser in the form of a single Note in the denomination of $8,000,000 or such other Authorized Denomination as may be specified by the Purchaser and UHC will deliver the Warrants registered in the name of the Purchaser in the form of a single Warrant or such other denomination as may be specified by the Purchaser and (ii) the Purchaser will deliver to Ubiquitel, on behalf of the Companies by wire transfer of immediately available funds an amount equal to the purchase price for such Notes and Warrants (as specified in Section 1(a) hereof).

SECTION 3. DEFINITIONS

            (a) For purposes of this Agreement, the Notes and the Warrants, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

      "Additional Amount" has the meaning set forth in Section 13(b) hereof.

      "Additional Common Stock" has the meaning set forth in Section 6.4(c) hereof.

      "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than ten percent (10%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided that no lender or agent for the lenders under the Senior Credit Facility shall be deemed to be an Affiliate of the Companies.

      "Annualized Consolidated EBITDA" for any period means Consolidated EBITDA times a fraction the numerator of which is four and the denominator which is the number of fiscal quarters of UHC in such period.

      "Authorized Denomination" with respect to the Notes means a principal amount of at least $500,000, multiplied by the percentage, if any, of the original principal of the Notes that shall have been prepaid.

      "Board" or "Board of Directors" means, with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

      "Business Days" means any day, other than a Saturday, Sunday or legal holiday, on which banks in the location of the offices of the Companies provided for in Section 7.7 hereof are open for business.

      "Capital Expenditures" means, for any period, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the Consolidated balance sheet of the Companies and the Subsidiaries, prepared in accordance with GAAP, in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property, (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP) and (c) software development costs to the extent not expensed.

      "Capital Lease" as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of that Person.

      "Capitalized Lease Obligations" of any Person means all rental obligations under Capital Leases that, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

      "Change of Control Event" means the occurrence of any of the following events:

            (a) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act, whether or not UHC has any capital stock subject to such Section) together with any affiliates and associates of any such person or member of such group (within the meaning of Rule 12b-2 under the Securities Exchange Act, whether or not UHC has any capital stock subject to such Section), shall at any time beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act, whether or not UHC has any capital stock subject to such Section) shares of Common Stock of UHC which represents in excess of either
(A) fifty percent (50%) of the total votes entitled to be cast by all outstanding shares of the Common Stock of UHC or (B) fifty percent (50%) of all outstanding shares of the Common Stock of UHC; or

            (b) a consolidation or merger involving the Companies in which shares of the resulting or surviving corporation representing 50% or more of the voting power of such corporation are owned by Persons other than Persons who were shareholders of UHC or members of Ubiquitel prior to such consolidation or merger; or

            (c) the sale, lease, transfer or other disposition of all or substantially all of the consolidated assets of either Company in a single transaction or series of related transactions; or

            (d) at any time, a majority of the members of the Board of Directors of UHC are persons other than persons each of whom was designated pursuant to UHC's Shareholder's Voting Agreement, dated as of November 23, 1999, or was both nominated as a director for his or her then current term by UHC's Board of Directors and was recommended by the Board of Directors of UHC to UHC's shareholders or members for election as a member of the Board and; or

            (e) in the case of Ubiquitel, ownership by any Person other than UHC of any membership interest in Ubiquitel.

      "Closing" has the meaning set forth in Section 2 hereof.

      "Closing Dates" has the meaning set forth in Section 2 hereof.

      "Code" means the Internal Revenue Code of 1916, as amended, and the regulations and interpretations thereunder.

      "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

      "Common Stock" means the Voting Common Stock and Non-Voting Common Stock of UHC.

      "Companies" or "Company", as the context requires, means UHC and Ubiquitel, their successors and assigns.

      "Consolidated," when used with reference to any term, mean that term as applied to the accounts of UHC (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

      "Consolidated Current Assets" shall mean the consolidated current assets of UHC and its Subsidiaries.

      "Consolidated Current Liabilities" shall mean the consolidated current liabilities of UHC and its Subsidiaries, but excluding the current portion of any long-term Indebtedness which would otherwise be included therein.

      "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income before interest income, Consolidated Interest Expense and provision for taxes and without giving effect to any extraordinary gains or losses, gains or losses from sales of assets (other than inventory sold in the ordinary course of business).

      "Consolidated EBITDA" for any period shall mean Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period.

      "Consolidated Indebtedness" shall mean, at any time, all Indebtedness of UHC and its Subsidiaries determined on a consolidated basis (arising under Interest Rate Protection Agreements), except to the extent amounts are owing with respect thereto upon the termination of the respective agreement constituting such Indebtedness) plus any original issue discount attributable to such Indebtedness.

      "Consolidated Interest Expenses" shall mean, for any period, the total consolidated cash interest expense of UHC and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) payable during such period in respect of all Indebtedness of UHC and its Subsidiaries, on a consolidated basis, for such period (including, without duplication, that portion of Capitalized Leases of UHC and its Subsidiaries representing the interest factor for such period).

      "Consolidated Net Income" shall mean, for any period, net income of UHC and its Subsidiaries for such period determined on a consolidated basis (after provision for taxes); provided, however, the net income of any Subsidiary of UHC, which is not a wholly-owned subsidiary and for which the investment of UHC therein is accounted for by the equity method of accounting, shall have its net income included in the Consolidated Net Income of UHC and its Subsidiaries only to the extent of the amount of cash dividends or distributions paid by such Subsidiary to UHC.

      "Consolidated Revenues" shall mean, for any period, the total consolidated revenues of UHC and its Subsidiaries for such period determined on a consolidated basis, including, without limitation, all access, airtime, long distance, travel-out, travel-in, roaming-in, and operator service revenues from travel-out expenses or long distance expenses; provided, however, Consolidated Revenues shall not include revenue from handset sales.

      "Consolidated Senior Indebtedness" shall mean, at any time, an amount equal to the amount of all Consolidated Indebtedness at such time less the outstanding principal amount of the Senior Subordinated Notes at such time.

      "Disclosure Materials" has the meaning set forth in Section 4.6(a) hereof.

      "Disclosure Schedule" means the schedule attached as Exhibit C to this Purchase Agreement. Each entry on the Disclosure Schedule shall refer to the particular section of this Purchase Agreement to which such entry relates.

      "Distributions on Common Stock" has the meaning set forth in Section 6.4(b) hereof.

      "Environmental Lien" has the meaning set forth in Section 8.12(a) hereof.

      "ERISA" has the meaning set forth in Section 4.9(a) hereof.

      "Event of Default" has the meaning set forth in Section 14 hereof.

      "Financing Debts" means each of the items described in clauses (a) through
(f) of the definition of the term "Indebtedness" and, without duplication, any Guarantees of such items.

      "Fixed Charge Coverage Ratios" for any period means the ratio of (x) Consolidated EBITDA less the amount of all Capital Expenditures, made by the Borrower or any of its Subsidiaries for such period to (y) Fixed Charges for such period.

      "Fixed Charges" for any period means the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate principal amount of all scheduled payments of Indebtedness (including the principal portion of rentals under Capitalized Lease Obligations but excluding repayment of revolving loans not accompanied by a permanent reduction to the Commitment of the lender to provide such revolving loans) required to be made during such period and (iii) taxes paid by UHC and its Subsidiaries during such period.

      "GAAP" means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board; provided, however, for purposes of compliance with Section 9 and the related definitions, "GAAP" means such principles as in effect on the date hereof, as applied by UHC and its Subsidiaries in the preparation of the most recent financial statements referred to in Section 4.6(a), that in the event of a change in generally accepted accounting principles after such date, either UHC or the Majority Noteholders may request a change in the definition of "GAAP", in which case the parties hereto shall negotiate in good faith with respect to an amendment of this Purchase Agreement implementing such change.

      "Guarantee" means, with respect to the Companies (or other specified Person):

            (a) any guarantee by the Companies (or such specified Person) of the payment or performance of, or any contingent obligation by the Companies (or such specified Person) in respect of, any Indebtedness or other obligation of any primary obligor;

            (b) any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of the Companies (or such specified Person) including any binding "comfort letters. or "keep well agreement" written by the Companies (or such specified Person), to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owned by such primary obligor,
(iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

            (c) reimbursement obligations, whether contingent or matured, of the Companies (or such specified Person) with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements, in each case whether or not any of the foregoing are reflected on the balance sheet of the Companies (or such specified Person) or in a footnote thereto; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the maximum amount that the guarantor may become obligated to pay in respect of the obligations (whether or note such obligations are outstanding at the time of computation).

      "HSR Acts" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as heretofore or hereafter amended.

      "Hazardous Materials" means any pollutant, toxic substance, hazardous waste, material, compound, element or chemical identified as such or determined to be hazardous or toxic by a governmental agency under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (CWA), 33 U.S.C. 1251 et seq., the Clean Air Act (CAA), 42 U.S.C. 7501 et seq., the Occupational Safety and Health Act (OSHA), 29 U.S.C. 655 and any other federal, state, local or municipal laws, statutes, ordinances, codes, rules or regulations imposing liability or establishing standards of conduct for environmental protection. The term "Hazardous Materials" shall also include raw materials used or stored by the Companies, building components (including but not limited to asbestos-containing materials) and manufactured products containing Hazardous Materials.

      "Indebtedness" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the Consolidated balance sheet of the Companies (or other specified Person) as liabilities, but in any event including (without duplication):

            (a) borrowed money;

            (b) indebtedness evidenced by notes, debentures or similar instruments;

            (c) Capitalized Lease Obligations;

            (d) the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable within six months after the incurrence thereof in the ordinary course of business);

            (e) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Interest Rate Protection Agreements (without duplication of other Indebtedness supported or guaranteed thereby);

            (f) liabilities secured by any Lien existing on property owned or acquired by the Companies (or such specified Person), whether or not the liability secured thereby shall have been assumed; and

            (g) all Guarantees in respect of Indebtedness of others.

      "Investment" means, with respect to any Person, (i) any loan, advance or extension of credit by such Person to, and any contributions to the capital of, any other Person, (ii) any Guarantee by such Person or (iii) any interest in any capital stock or other securities of any other Person.

      "Interest Rate Protection Agreements" means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed interest rates, fixed interest rates into variable interest rates or other similar arrangements.

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing.

      "Majority Noteholders" means the holder or holders, at the time, of at least a majority of the aggregate principal amount of the Notes then outstanding.

      "Market Price" has the meaning set forth in Section 6.4(g) hereof.

      "Material Adverse Effect" means a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of Ubiquitel and its Subsidiaries on a consolidated basis

      "Non-Voting Common Stock" means the non-voting common stock, par value $.001 per share, of UHC.

      "Note" or "Notes" has the meaning set forth in Section 1(b) hereof.

      "Other Managers" means any person or entity with which Sprint PCS has entered into an agreement similar to the Sprint Management Agreement under which the person or entity designs, constructs and managers a service area network and offers and promotes Sprint PCS Products or Services.

      "Outstanding" or "outstanding" means, when used with reference to the Notes as of a particular time, all Notes theretofore duly issued except (i) Notes theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Notes have been issued by Ubiquitel, (ii) Notes theretofore paid in full and (iii) Notes theretofore canceled by Ubiquitel; except that for the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any declaration, waiver, consent, approval, notice, annulment of acceleration or other communication under this Agreement or under any Notes, Notes registered in the name of, as well as Notes owned beneficially by, UHC, any Subsidiary or any of their Affiliates shall not be deemed to be outstanding.

      "Payment Blockage Period" has the meaning set forth in Section 10.2(b) hereof.

      "Permitted Liens" means (i) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings, for which adequate reserves have been established, and provided that any proceedings commenced for the enforcement of such Liens have been duly suspended, (ii) Liens in respect of property or assets of the Companies or any Subsidiary imposed by law (such as carriers', warehousemen's, landlords' and mechanics' liens), which were incurred in the ordinary course of business and, in each case, were not incurred in connection with the borrowing of money, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Companies or any Subsidiary and (y) which either relate to sums not yet delinquent or are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien, provided that adequate reserves have been established for any such Liens being contested, (iii) pledges or deposits (other than any Lien imposed by ERISA) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way and minor defects or irregularities in title not interfering in any material respect with the ordinary conduct of the business of the Companies or any of their Subsidiaries, (v) Liens securing the performance of bids, tenders, contracts, statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business and not to secure the repayment of borrowed money, (vi) other Liens not exceeding $500,000 and (vii) Liens permitted pursuant to the Senior Credit Facility.

      "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

      "Potential Default" means a condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

      "Preferred Stock" means any class of the capital stock of a corporation (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation.

      "Prepayment Premium" has the meaning set forth in Section 6.2(a) hereof.

      "Purchase Agreement" means this Purchase Agreement (together with exhibits and schedules) as from time to time supplemented or amended or as the terms hereof may be waived.

      "Purchaser" means BET Associates, L.P., a Delaware limited partnership, its successors and assigns.

      "Restricted Payment" means (i) every dividend or other distribution paid, made or declared by the Companies or any Subsidiary on or in respect of any class of its capital stock, (ii) every payment in connection with the redemption, purchase, retirement or other acquisition by or on behalf of the Companies or any Subsidiary of any shares of the UHC or membership interests of Ubiquitel or a Subsidiary's capital stock, whether or not owned by the Companies or any Subsidiary, (iii) any prepayments or repayments of principal made on Indebtedness expressly subordinated to the Notes (unless such payments are scheduled, or are at maturity, in each case on the dates established for such payments at the time such Indebtedness was incurred) and (iv) every payment by or on behalf of the Companies or any Subsidiary (whether as repayment or prepayment of principal or as interest or otherwise) on or with respect to (A) any obligation to repay money borrowed owing to any Affiliate of the Companies or of any Subsidiary, or (B) any obligation, to any Person, of any Affiliate of the Companies or of any Subsidiary, which obligation is assumed or guaranteed by the Companies or a Subsidiary; provided, however, (a) that the restrictions of the foregoing clauses (i) and (ii) shall not apply to (1) any dividend, distribution or other payment on or in respect of capital stock of the Companies to the extent payable in shares of the capital stock of the Companies or (2) the redemption of the Non-Voting Common Stock for an aggregate redemption price not in excess of $16,000, (b) that none of the foregoing clauses shall apply to any payments from a Subsidiary to the Companies or from a Subsidiary to a wholly-owned Subsidiary (including, without limitation, dividends and other distributions), (c) that none of the foregoing clauses shall apply to any purchases by the Companies from a wholly-owned Subsidiary of additional capital stock of such wholly-owned Subsidiary, (d) that none of the foregoing clauses shall apply to any payments, distributions or other transfers or actions on or with respect to the Notes, Warrants or to holders of Notes under the Purchase Agreement and (e) none of the foregoing clauses shall apply to Indebtedness of the Companies to a wholly-owned Subsidiary. For purposes of this definition, "capital stock" shall also include warrants and other rights and options to acquire shares of capital stock (whether upon exercise, conversion, exchange or otherwise).

      "Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time, and (ii) any successor rule, regulation or law, as in effect from time to time.

      "Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

      "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules, regulations and interpretations thereunder.

      "Securities Exchange Acts" means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and interpretations thereunder.

      "Senior Credit Facility" means the senior credit facility dated December 28, 1999 among the lenders party thereto in their capacities as lenders thereunder and Paribas, a French banking organization acting through its New York Branch, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      "Senior Indebtedness" has the meaning set forth in Section 9.7 hereof.

      "Share" or "shares" shall mean the shares of Voting Common Stock obtained or obtainable upon exercise of the Warrants and shall also include any capital stock or other securities into which such shares of Voting Common Stock are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, such Shares. In the event that any Shares are sold either in a public offering pursuant to a registration statement under Section 6 of the Securities Act or pursuant to Rule 144, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "shares" for purposes of Section 17 hereof or any consent or waiver provision of this Agreement.

      "Sprint Agreements" means the Sprint Management Agreement, Sprint Services Agreement, the Sprint License Agreements and all other contracts, agreements or understandings entered into between UHC or any of its Subsidiaries on the one hand and Sprint Corporation or any of its Affiliates, on the other hand.

      "Sprint Communications Company, L.P." means Sprint Communications Company, L.P., a Delaware limited partnership.

      "Sprint License Agreements" means collectively the (i) Sprint Trademark and Service Mark License Agreement, dated September --, 1998, among Sprint Communications Company, L.P. and the Borrower, and (ii) Sprint Spectrum Trademark and Service Mark Agreement, dated September _, 1998, among Sprint Spectrum, L.P. and UHC.

      "Sprint Management Agreements" means the Sprint PCS Management Agreement, made September __, 19_, among Sprint Spectrum L.P., SprintCom, Inc. and Southwest PCS, L.P. WirelessCo, L.P. and Ubiquitel L.L.C., a Washington corporation, as amended, modified or supplemented from time to time in accordance with the provisions hereof.

      "Sprint PCS" means any or all of the following affiliates who are License holders and signatories to the Management Agreement: Sprint Spectrum L.P., a Delaware limited partnership, SprintCom, Inc., a Kansas corporation, PhillieCo Partners I, L.P., a Delaware limited partnership, Cox Communications PCS, L.P., a Delaware limited partnership, and American PCS Communications, LLC, a Delaware limited liability company. Each entity listed above is an affiliate to each of the other listed entities.

      "Sprint PCS Network" shall mean the national wireless network and business activities to be developed by Sprint PCS, UHC and Other Managers in the United States and certain of its territories and possessions, which network includes the Service Area Network.

      "Sprint PCS Products and Services" means all types and categories of wireless communications services and associated products that are designated by Sprint PCS (whether now existing or developed and implemented in the future) as products and services to be offered by Sprint PCS, UHC and other Sprint-related parties as the products and services of the Sprint PCS Network for fixed and mobile voice, short message and other data services under the FCC's rules for broadband personal communications services, including all local area service plans. Sprint PCS Products and Services do not include wireline products services, including local exchange service, wireline long distance service, and wireline-based Internet access.

      "Sprint Services Agreement" means that certain Sprint PCS Services Agreement executed by the Borrower and Sprint Spectrum L.P. and any documents incorporated by reference in said agreement.

      "Sprint Spectrum L.P." means Sprint Spectrum L.P., a Delaware limited partnership.

      "SprintCom. Inc." shall mean SprintCom, Inc., a Kansas corporation.

      "Subordinated Indebtedness" means (i) the principal of, premium, if any, and interest arising with respect to the Notes and (ii) all other obligations of either Company or any Subsidiary arising out of or in connection with this Purchase Agreement or the Notes or any other documents relating to the Notes or the Purchase Agreement.

      "Subsidiary" means any corporation, association or other entity of which more than 50% of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by either Company or one or more of its Subsidiaries, or both. References herein to a "wholly-owned Subsidiary" mean a Subsidiary all of whose outstanding capital stock (and any rights of any kind to acquire such capital stock) is owned by the Company or another wholly-owned Subsidiary, except only for directors' qualifying shares which represent a minority interest in such Subsidiary and which are required or deemed advisable with respect to any Subsidiary organized under the laws of a jurisdiction outside of the United States (and provided that any directors holding such directors' qualifying shares are nominated, and can be removed, by the Company or another wholly-owned Subsidiary).

      "Subsidiary Guarantor" has the meaning set forth in Section 19.10 hereof.

      "UHC" means Ubiquitel Holdings, Inc., a Delaware corporation.

      "Ubiquitel" means Ubiquitel, LLC, a Delaware limited liability company.

      "Voting Common Stock" means the voting common stock, par value $.001 per share, of UHC.

      "Warrants" has the meaning set forth in Section 1(b) hereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

      Each of the Companies represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

      4.1 Corporate Existence, Power and Authority.

            (a) Each Company is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation. Each Company is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any material property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a Material Adverse Effect.

            (b) No proceeding has been commenced looking toward the dissolution or merger of either Company or the amendment of its respective certificate or articles of incorporation (or similar governing documents) or limited liability company certificate of formation or operating agreement. Neither Company nor any Subsidiary is in violation in any respect of its certificate or articles of incorporation or by-laws (or similar governing documents) with respect to a Subsidiary organized under the laws of a jurisdiction outside of the United States) or its limited liability company certificate of formation or operating agreement.

            (c) Each Company and each Subsidiary has all requisite corporate or limited liability company power, authority and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

            (d) Each Company has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Purchase Agreement, the Notes and the Warrants, including, without limitation, the issuance by Ubiquitel of the Notes and the issuance by UHC of the Warrants and the Shares as contemplated herein and therein. The execution, delivery and performance of the Purchase Agreement, the Notes and the Warrants by each Company (including, without limitation, the issuance by Ubiquitel of the Notes and the issuance by UHC of the Warrants and the Shares as contemplated herein and therein) have been duly authorized by all required corporate, limited liability company and other actions. The Purchase Agreement constitutes, and the Notes and Warrants when issued will constitute, the legal, valid and binding obligations of the Company which is a party thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally. The Shares when issued will be duly authorized, validly issued, fully paid and non-assessable.

      4.2 Capitalization.

            (a) The authorized capital stock of UHC consists of 291,000,000 shares of stock, consisting of (a) 150,000,000 shares of Voting Common Stock,
(b) 16,000,000 shares of Non-Voting Common Stock and (c) 125,000,000 shares of Preferred Stock. On the date hereof, 3,417,000 shares of Voting Common Stock were outstanding, 16,000,000 shares of Non-Voting Common Stock were outstanding and 17,008,500 shares of Preferred Stock were outstanding and all such outstanding shares were duly authorized, validly issued and outstanding and fully paid and non-assessable.

            (b) The only shares of Common Stock reserved for issuance by UHC are
(i) 17,008,500 shares reserved for issuance to holders of Series A preferred stock, (ii) shares to be issued upon exercise of the Warrants, (iii) shares to be issued upon exercise of warrants issued pursuant to the Senior Credit Facility, (iv) 2,040,000 shares are reserved for issuance under UHC's employee stock option plan, pursuant to which no options were granted and outstanding as of December 28, 1999, but an option to purchase 250,000 of such shares has been committed.

            (c) Except as described in Section 4.2(b) or as disclosed on the Disclosure Schedule, there are no outstanding options, warrants, rights, convertible securities or other agreements or plans under which UHC may become obligated to issue, sell or transfer shares of its capital stock or other securities.

            (d) There are outstanding registration rights with respect to all of UHC's issued and outstanding Common Stock and Preferred Stock.

            (e) UHC is the sole member of Ubiquitel LLC and is the sole owner of all of the outstanding membership interests in Ubiquitel.

      4.3 Subsidiaries.

            (a) The only Subsidiary on the Closing Date will be Ubiquitel. Ubiquitel is wholly owned by UHC and UHC is Ubiquitel's sole member. Neither of the Companies has any Investments in any other Person.

            (b) Ubiquitel is not subject to any agreement, order or similar restriction that may affect or limit its ability to pay dividends to UHC other than the Senior Credit Facility.

      4.4 Business. Each of the Companies is engaged solely in the business of developing, operating and managing a Sprint PCS Network pursuant to the Sprint Agreements. Neither Company currently engages in, or has any intention of engaging in, any other business.

      4.5 No Defaults or Conflicts.

            (a) No Event of Default or Potential Default has occurred and is continuing.

            (b) Neither Company is in violation or default under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound where the violation or default could reasonably be expected to have a Material Adverse Effect.

            (c) The execution, delivery and performance by each Company of the Purchase Agreement, the Notes, the Warrants and any of the transactions contemplated hereby (including, without limitation, the issuance of the Notes, the Warrants and the Shares as contemplated herein and therein) does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the respective articles or certificates of incorporation, by-laws, limited liability company certificate of formation or operating agreement of either Company (or similar governing documents) or (B) any law, rule, regulation, order, judgment, writ, injunction, decree, agreement, indenture or other instrument applicable to the Companies or any of their respective properties, (ii) result in the creation of any security interest or Lien upon any of either Company's properties, assets or revenues,
(iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) or (iv) cause antidilution clauses of any outstanding securities to become operative or give rise to any preemptive rights.

      4.6 Disclosure Materials; Other Information.

            (a) The Company has previously furnished to the Purchaser a consolidated pro forma balance sheet of UHC as of the Closing Date (the "Disclosure Material").

      The financial statements referred to in the preceding sentence fairly present in all material respects the financial condition of the Companies as of the date thereof and have been prepared in accordance with GAAP consistently applied.

            (b) Neither Company is aware of any material liabilities, contingent or otherwise, of either Company that have not been disclosed in the financial statements referred to in Section 4.6(a) above or otherwise disclosed in the Disclosure Material.

            (c) The financial projections included in the Disclosure Material conform with the internal operating forecasts of the Companies, are mathematically accurate, were based on assumptions that the Companies in good faith believed to have been reasonable when made and have been prepared in good faith, although actual results may differ materially from such projections.

            (d) None of the Disclosure Material contained as of its date or contains on the date hereof an untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were and are made, not misleading;

            (e) There is no fact known to either Company which is not in the Disclosure Material which could reasonably be expected to have a Material Adverse Effect.

      4.7 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, investigation or claim pending or threatened in law, equity or otherwise before any court, administrative agency or arbitrator which either (i) questions the validity of the Purchase Agreement, the Notes, the Warrants or the Shares or any action taken or to be taken pursuant hereto or thereto or (ii) could reasonably be expected to have a Material Adverse Effect.

      4.8 Taxes. Neither Company has filed or been required to file any federal, state, local or other tax returns and reports. Each Company has paid or caused to be paid all taxes (including interest and penalties) that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with generally accepted accounting principles consistently applied. Neither Company has any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with generally accepted accounting principles consistently applied.

      4.9 ERISA. Each Company is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations thereunder (collectively "ERISA"). Neither Company has engaged in any "prohibited transaction" which would subject it to a tax or penalty on prohibited transactions imposed by ERISA or by the Code. With respect to each such plan (other than any multi-employer plan) that is intended to meet the qualification requirements of Section 401(a) of ERISA, all amendments have been adopted and all other steps have been taken that are required to have been adopted or taken as of the date hereof in order to maintain the continuing qualified status of such plan, and the continuing exemption of any trust funding or forming part of such plan, from the date of establishment of such plan to the date hereof. No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred with respect to any such plan. There has been no "reportable event", as defined in ERISA, with respect to any such plan, and no event or condition exists which presents a material risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

      4.10 Legal Compliance.

            (a) Each Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to comply would not have a Material Adverse Effect.

            (b) There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against either Company.

      4.11 Permits; Licenses and Approvals. Each Company possesses such franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise) from any Person as are necessary for the conduct of its business as now being conducted and each Company will be able to obtain such franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise) as may be necessary for the conduct of its business as proposed to be conducted) and none is in default in any material respects under any of such franchises, licenses, permits, consents, approvals or other authority, except for (i) any failures to possess a franchise, license, permit, consent, approval or other authority or (ii) any such defaults which (in the case of clause (i) or (ii)) do not and will not (individually or in the aggregate) have a Material Adverse Effect.

      4.12 Patents, Trademarks and Other Rights. Each Company possesses all patents, patent rights, trademarks, trademark rights, trade names, and trade name rights (each of which is listed on the Disclosure Schedule) and copyrights as are necessary to conduct its business as now being conducted and as proposed to be conducted, except for any failures to possess a patent, patent right, trademark, trademark right, trade name, trade name right or copyright which failures (individually or in the aggregate) do not and could not reasonably be expected to have a Material Adverse Effect. The activities and conduct of business by each Company do not conflict with or infringe upon any intellectual property rights of others, and neither Company has received any notice that any such claim of conflict or infringement has been asserted by any Person.

      4.13 Status Under Certain Statutes. Neither Company is: (i) a "public utility company" or a "holding company", or an "affiliate" or a "subsidiary company" of a "holding company", or an "affiliate" of such a "subsidiary company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person", as such terms are defined in the Investment Company Act of 1940, as amended.

      4.14 Key Employees. Each Company has good relationships with its employees and has not had and does not expect any substantial labor problems. Neither Company has any knowledge as to any intentions of any key employee or any key group of employees to leave the employ of either Company.

      4.15 Properties. Neither Company owns real estate. Except as set forth on the Disclosure Schedule, each Company has a valid leasehold interest in, each of its properties. Certain real property used by each Company in the conduct of their respective businesses is held under lease (as identified on the Disclosure Schedule), and neither Company is aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. None of the properties leased by either Company is subject to any Liens, which might materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of either Company on a consolidated basis.

      4.16 Suppliers and Customers.

            (a) (i) Each Company has adequate sources of supply for its business as currently conducted and as proposed to be conducted, (ii) each has satisfactory relationships with all of its material sources of supply of goods and services and (iii) each does not anticipate any material problem with any such material sources of supply.

            (b) Each Company has satisfactory relationships with all of its material customers and each does not anticipate any material problems with any of them.

            (c) Neither Company has any knowledge that the customer base of either Company might materially decrease.

      4.17 Environmental Compliance.

            (a) There is no Hazardous Material about or in, in material violation of law, any real property owned or, to the best of the Company's knowledge, leased by either Company.

            (b) There is no (and has not been any) off-site disposal or on-site disposal at any locations currently or formerly owned or occupied by either Company as a result of which disposal there would exist a risk that either Company would incur a material liability (determined on a consolidated basis) or obligation under federal, state or local environmental or other laws, regulations or ordinances.

            (c) Neither Company nor any prior or present owner, operator, tenant, subtenant or invitee of any of the real property (including improvements) currently or formerly owned or occupied by either Company has:

                  (i) used, installed, stored, spilled, released, transported, disposed of or discharged any Hazardous Material upon, into, beneath, from or affecting such real property (including improvements) in violation of applicable law, or

                  (ii) received any verbal or written notice, citation, subpoena, summons, complaint or other correspondence or communication from any person with respect to the presence of Hazardous Material upon, into, beneath, or emanating from or affecting any of the real property (including improvements) currently or formerly owned or occupied by the Company which (in case of clause (i) and/or (ii)) would (individually or in the aggregate) result in a liability or obligation on the part of each Company, unless such liability or obligation would not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operation, condition (financial or otherwise) or prospects of the Companies on a consolidated basis.

            (d) There has been no intentional or unintentional, gradual or sudden, release, disposal or discharge upon, into or beneath the real property (including improvements) currently or formerly owned or occupied by either Company, that has caused or is causing soil or groundwater contamination which under applicable environmental laws, regulations or ordinances requires investigation or remediation or otherwise creates a material liability or obligation (determined on a consolidated basis) on the part of the Companies.

      4.18 Indebtedness. The Disclosure Schedule sets forth (i) the amount of all Indebtedness of the Company outstanding on the date of this Agreement, (ii) any Lien with respect to such Indebtedness and (iii) a brief description of each instrument or agreement governing such Indebtedness. The Company has delivered to the Purchaser a complete and correct copy of each such instrument or agreement (including all amendments, supplements or modifications thereto). No default in payment or any other material default exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto.

      4.19 Disaster. Neither the business nor the properties of either Company is currently affected (or has been affected at any time since December 28, 1999) by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

      4.20 Impact of the Sprint Agreements. All rights and obligations of UHC under the Sprint Agreements have been assigned to Ubiquitel and such agreements are in full force and effect. The performance by the Companies of their respective obligations under the Sprint Agreements could not reasonably be expected to have a materially adversely affect on the assets, properties, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Companies on a consolidated basis.

      4.21 Offering of Notes and Warrants. Neither Company nor any agent or other Person acting on its behalf has, directly or indirectly, (i) offered any of the Notes, Warrants or any similar security of either Company (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser and certain institutional investors each of which either Company reasonably believed was an "accredited investor" within the meaning of Regulation D under the Securities Act or (ii) done or caused to be done (or has omitted to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Notes, Warrants or Shares within the provisions of Section 5 of the Securities Act.

SECTION 5. REPRESENTATIONS AND COVENANTS OF THE PURCHASER

            (a) The Purchaser hereby makes the representations and warranties to the Companies contained in this Section 5, as of the date hereof and as of the Closing Date hereunder. The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Purchase Agreement. The execution, delivery and performance of this Purchase Agreement by the Purchaser have been duly authorized by all required partnership actions. The Purchaser has duly executed and delivered this Purchase Agreement, and this Purchase Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

            (b) The Purchaser hereby represents to the Companies (as of the date hereof and as of the Closing Date hereunder) that the Purchaser is capable of evaluating the risk of its investment in the Notes, the Warrants and the Shares being purchased by it and is able to bear the economic risk of such investment, that it is purchasing the Notes, the Warrants and the

Shares to be purchased by it for its own account, that it understands that the Notes, the Warrants and the Shares are "restricted securities" as such term is used in the Securities Act and therefore cannot be resold unless they are registered under the Securities Act or an exemption from registration is available, and that the Notes and Warrants are being purchased by the Purchaser for investment and not with a present view to any distribution thereof in violation of applicable securities laws. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Notes, Warrants or Shares, it is understood that it may do so but only in Authorized Denominations (in the case of the Notes) and in compliance with the Securities Act, applicable securities laws and this Purchase Agreement. The Purchaser hereby represents to the Companies that the Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

SECTION 6. PREPAYMENTS AND REPAYMENTS

      6.1 Mandatory Prepayments. In the event of any sale, lease or other transfer of assets (an "Asset Disposition") by either of the Companies or any Subsidiary (other than Indebtedness permitted to be incurred, the sale of inventory in the ordinary course of business and other asset sales permitted to be made pursuant to the Senior Credit Facility (as in effect on the date hereof) and not giving rise to a required prepayment or reduction in commitment thereunder) or the incurrence of any Indebtedness (other than pursuant to the Senior Credit Facility (as in effect on the date hereof) and not giving rise to a required prepayment or reduction in commitment thereunder) or completion of any equity financing by either of the Companies or any Subsidiary thereof Ubiquitel shall prepay the Notes then outstanding, after repayment of the Senior Credit Facility (or after receipt of any required consents or waivers from the lenders under the Senior Credit Facility) in the following amounts:

            (a) 100% of the cash proceeds (net of other reasonable costs associated with such transaction) of such Asset Disposition;

            (b) l00% of the cash proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with such transaction) of any such Indebtedness; and

            (c) 100% of the cash proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with such transaction) of such equity financing.

      Upon any prepayment of the principal amount of any Notes under this
Section 6.1, Ubiquitel shall also pay the holder or holders of any such Notes any accrued and unpaid interest to the date of prepayment (or repayment). If, on any such prepayment date, the aggregate principal amount of the Notes outstanding is less than the amount required to be prepaid on such date, Ubiquitel shall prepay all Notes in full. The aggregate principal amount of each prepayment of Notes pursuant to this Section 6.1 shall be allocated among all Notes at the time outstanding, in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Notes. Ubiquitel's obligation to prepay the Notes under this Section 6.1 in the amounts required by this Section
6.1 shall be fixed until there is no longer any remaining aggregate principal amount of outstanding Notes, and Ubiquitel shall not receive any credit or offset with respect to such obligation as a result of any prepayment under
Section 6.2, hereof. Ubiquitel shall give the holders of Notes written notice of each scheduled prepayment under this Section 6.1(a) at least thirty (30) and not more than sixty (60) days prior to the scheduled prepayment date for such prepayment. Notwithstanding the foregoing, no such prepayments shall be required under this Section 6.1 if (i) the Senior Credit Facility does not require the proceeds from such asset sale, lease or transfer, such incurrence of Indebtedness or from such equity financing to be applied to repay amounts owing under the Senior Credit Facility (ii) not less than $10,000,000 of Indebtedness is outstanding under the Senior Credit Facility and (iii) Paribas is not at such time a lender to UHC or any Subsidiary of UHC (other than Ubiquitel and its Subsidiaries at such time).

      6.2 Optional Prepayments.

            (a) Subject to the other provisions of this Section 6.2, (i) at any time within the first 12 months following the Closing date, if either Company completes a private or public offering of debt and/or equity in an amount of not less than one hundred million dollars at any time on or after the Closing Date, Ubiquitel may prepay all or part of the principal amount of outstanding Notes at a price equal to (1) the aggregate principal amount of the Notes to be prepaid, plus (2) all accrued and unpaid interest on the principal amount of the Notes to be prepaid, plus (3) a premium equal to one percent (1%) of the principal amount of the Notes to be prepaid, and (ii) at any time on or after the Closing Date, Ubiquitel may prepay all or part of the principal amount of outstanding Notes at a price equal to (1) the aggregate principal amount of the Notes to be prepaid, plus (2) all accrued and unpaid interest on the principal amount of the Notes to be prepaid, plus (3) a premium (the "Prepayment Premium") equal to the following applicable percentage of the principal amount being prepaid (based upon the period in which the prepayment is made):

            Period in which Prepayment is Made         Percentage
            ----------------------------------         ----------
        Closing Date through December 28, 2000             7%
        December 28, 2000 through December 28, 2001        5%
        December 28, 2001 through December 28, 2002        3%
        December 28, 2002 through December 28, 2003        2%
        December 28, 2003 through December 28, 2004        1%
        On or after December 28, 2004                      0%

            (b) The right of Ubiquitel to prepay Notes pursuant to this Section
6.2 shall be conditioned upon its giving notice of prepayment, signed by its sole member, to the holders of Notes not less than thirty (30) days and not more than sixty (60) days prior to the date upon which the prepayment is to be made specifying (i) the registered holder of each Note to be prepaid, (ii) the aggregate principal amount being prepaid, (iii) the date of such prepayment,
(iv) the accrued and unpaid interest (to but not including the date upon which the prepayment is to be made) and (v) the calculation of the Prepayment Premium with respect to such prepayment; provided, however, in order for such notice to be effective and to be deemed given, it must include a statement from Ubiquitel that either no consents from any holders of any Senior Indebtedness are necessary for any such prepayment or all necessary consents have been obtained and without such statement such notice shall not be effective and shall not be deemed to be given and Ubiquitel may not prepay the Notes in accordance with such notice under this Section 6,2, and neither any such statement nor this proviso shall, in and of itself, impose any obligation or liability on any holder of Notes relative to any holder of Senior Indebtedness. Notice of prepayment under this
Section 6.2 having been so given, the aggregate principal amount of the Notes so specified in such notice, all accrued and unpaid interest thereon and the Prepayment Premium on such aggregate principal amount, shall all become due and payable on the specified prepayment date.

            (c) If any prepayment under Section 6.1 or this Section 6.2 does not repay in full the aggregate principal amount of all Notes then outstanding, then the aggregate amount of such prepayment of the principal amount of Notes shall be allocated among all Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Notes.

      6.3 Mandatory Repayment Upon Change of Control Event. In the event of the occurrence of a Change of Control Event, Ubiquitel shall notify the holders of the Notes as soon as practicable and in any event within five (5) Business Days thereafter, and the holders of the Notes shall thereafter for a period of sixty
(60) days have the right to demand repayment of all or part of the Notes by Ubiquitel at a price equal to the principal amount thereof plus accrued interest to date of payment. Payment by Ubiquitel shall occur not later than ten (10) days after receipt of notice demanding repayment. Prior to delivering the notification referred to in the preceding sentence, but in any event within 30 days following any Change of Control Event, Ubiquitel shall (i) repay in full and terminate all commitments under Indebtedness under the Senior Credit Facility, and all other Senior Indebtedness the terms of which require repayment upon a Put Triggering Event, or offer to repay in full and terminate all commitments under the Senior Credit Facility and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer, or (iii) obtain the requisite consents under the Senior Credit Facility and all other Senior Indebtedness to permit the purchase of the Notes as provided above.

      6.4 Miscellaneous.

            (a) Nothing in this Section 6 shall in any way limit or affect the rights or remedies of a holder of Notes, or the covenants and obligations of the Companies, whether under Section 7, 8 or 13 or any other provision of this Agreement.

            (b) If any prepayment (or repayment) date under this Section 6 is not a Business Day, such prepayment (or repayment) shall be made on the next succeeding Business Day.

            (c) Neither Company nor any Subsidiary shall repurchase any outstanding Notes unless either of the Companies either (i) offers to purchase all then outstanding Notes or (ii) offers to purchase Notes from the holders in proportion to the respective unpaid principal amount of Notes held by each holder. In any such repurchase by a Company, if all Notes are not being repurchased, then the amount of Notes to be repurchased shall be allocated among all Notes held by holders which accept such Company's repurchase offer so that the Notes are repurchased from such holders in proportion to the respective unpaid principal amount of Notes held by each such holder which accepts such Company's offer (or in such other proportion as agreed by all such holders who accept such Company's offer). Nothing in this Section 6.4(c) shall (i) obligate a holder of Notes to accept a Company's repurchase offer or (ii) prevent such Company from prepaying Notes in accordance with the terms of (and this Section 6.4(c) shall not apply to) Section 6.1 or Section 6.2 of this Purchase Agreement.

SECTION 7. AFFIRMATIVE COVENANTS

      The Company covenants and agrees as follows:

      7.1 Use of Proceeds. The Companies will use the net proceeds realized from the sale of the Notes and the Warrants (i) to fund the operating expenses of the Companies in connection with the construction and operation of a PCS System in the Reno/Tahoe market under an affiliation agreement among Sprint Spectrum L.P., Wireless Co., L.P. and the Companies and related agreements with Sprint and (ii) for general corporate purposes including closing costs and fees. No portion of such proceeds will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, any "margin stock" as defined in said Regulation U, as amended from time to time, or for the purpose of purchasing, carrying or trading in securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of reducing or retiring any indebtedness which both (i) was originally incurred to purchase any such margin stock or other securities and (ii) was directly or indirectly secured by such margin stock or other securities. None of the assets of the Companies includes any such "margin stock," and neither Company has any present intention of acquiring any such "margin stock."

      7.2 Financial Information.

            (a) The Companies will maintain, and cause each Subsidiary to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles consistently applied.

            (b) The Companies will deliver the following to each holder of a Note, Warrant or Shares:

                  (i) within ninety (90) days after the close of each fiscal year of UHC, (x) a Consolidated balance sheet of each Company and the Subsidiaries as of the end of such fiscal year, (y) Consolidated statements of income and expenses and Consolidated statements of changes in shareholders' equity and cash flows for each Company and the Subsidiaries for such fiscal year (all in reasonable detail) and comparative figures for the immediately preceding fiscal year, all such balance sheets and statements to be in reasonable detail and certified (without qualification as to the scope or manner of the audit) by independent public accountants of recognized national standing selected by UHC and (z) in reasonable detail, management's discussion and analysis of the results of operations and the financial condition of each Company and the Subsidiaries as of the end of the year covered by the financial statements;

                  (A) within forty-five (45) days after the close of each of the first three (3) fiscal quarters of UHC, (x) the internally prepared Consolidated balance sheet of each Company and the Subsidiaries as of the end of such fiscal quarter, (y) Consolidated statements of income of changes in shareholders' equity and of cash flows of each Company and the Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and comparative figures for the same period in the preceding fiscal year and (z) in reasonable detail, management's discussion and analysis of the results of operations and the financial condition of each Company and the Subsidiaries as of the end of the period covered by the financial statements;

                  (ii) as soon as practicable, copies of any annual, special or interim audit reports or management or comment letters with respect to the Company or its Subsidiaries or their operations submitted to the Company by independent public accountants;

                  (iii) soon as practicable, copies (x) of all financial statements, proxy material or reports sent to the Company's or any Subsidiary's stockholders, (y) of any public or press releases and (z) of all reports or registration statements filed with the Commission pursuant to the Securities Act or the Securities Exchange Act;

                  (iv) as soon as practicable and without duplication of any of the above items, any other materials furnished to holders of Senior Indebtedness (including without limitation any compliance certificates furnished in respect of such Senior Indebtedness); and

                  (v) as soon as practicable, such other information, as may reasonably be requested by a holder of Notes, regarding the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Company or any Subsidiary.

All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (except for any change in accounting principles specified in the accompanying certificate and except that any interim financial statements may omit notes and may be subject to normal year-end adjustments).

            (c) Without limiting any other provisions of this Section 7.2, the Companies agree that, if requested in writing by any holder of Notes, Warrants or Shares, they will not deliver to such holder (until otherwise instructed by such holder) (x) any non-public information or non-public materials regarding the Companies or any Subsidiary (whether such information or materials is described in this Section 8.2 or otherwise) and (y) any information (whether or not included in clause (x)) which such holder specifies that it does not want to receive.

      7.3 Compliance Certificates. All financial statements delivered pursuant to Section 7.2(b)(i) or (ii) shall be accompanied by a certificate of the chief financial officer or the chief executive officer of UHC stating that to the knowledge of the signer no Event of Default or Potential Default exists, or, if any such Event of Default or Potential Default shall exist, the nature and period of existence thereof. Each certificate of the chief financial officer or the chief executive officer shall in addition state, if there exists an Event of Default or a Potential Default, what the Companies propose to do with respect thereto. Each certificate of the chief financial officer or the chief executive officer accompanying financial statements delivered pursuant to this Section 7.3 shall in addition set forth in reasonable detail the computations necessary to establish compliance with Sections 8.1, 8.3 and 8.5 hereof.

      7.4 Inspection. At the request of the Majority Noteholders (not more than once in any calendar year unless a Potential Default or Event of Default exists), the Companies will permit such holder (or holders) and any authorized representative of such holder (or holders) to visit and inspect any of the properties of each Company and any Subsidiaries, to examine their respective books and records and to discuss with their officers their books and records and the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Companies or any Subsidiary, all at such reasonable times and as often as may be reasonably requested.

      7.5 Maintenance of Existence; Properties and Franchises; Compliance with Law; Taxes; Insurance. The Companies will, and will cause each Subsidiary to:

            (a) maintain their respective corporate or limited liability company existence, rights and other franchises in full force and effect; provided that the Companies may terminate the corporate or limited liability company existence of any of their respective Subsidiaries (provided that UHC may not terminate the limited liability company existence of Ubiquitel), or permit the termination or abandonment of rights or other franchises, if in the opinion of such Company it is no longer in the Company's best interests to maintain such existence, rights or other franchises and such termination or abandonment will not be prejudicial in any material respect to the holders of the Notes;

            (b) maintain their respective tangible assets in good repair, working order and condition so far as reasonably necessary or advantageous to the proper carrying on of their respective businesses;

            (c) comply in all material respects with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, the noncompliance with which could reasonably be expected to have a Material Adverse Effect;

            (d) pay promptly when due all taxes, fees, assessments and other governmental charges imposed upon their respective properties, assets or income and all claims or indebtedness (including, without limitation, materialmen's, vendor's, workmen's and like claims) which might become a Lien upon such properties or assets; provided that payment of any such tax, fee, assessment, charge, claim or indebtedness shall not he necessary so long as it is being contested on good faith by appropriate proceedings and failure to make such payment will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis; and

            (e) keep insured, by financially sound and reputable insurers, all their respective properties of a character customarily insured by entities similarly situated, against loss or damage of the kinds and in amounts customarily insured against by such entities and with such deductibles or coinsurance as is customary.

      7.6 Office for Payment, Exchange and Registration. So long as any of the Notes is outstanding, Ubiquitel will maintain an office or agency where Notes may be presented for payment, exchange, conversion or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of Ubiquitel set forth in Section 19 hereof, which place may from time to time be changed by notice to the holders of all Notes then outstanding.

      7.7 Notices. The Company will give notice to all holders of Notes promptly after an executive officer, the treasurer or chief accounting officer of the Company learns (other than by notice from all of such holders) of the existence of any of the following:

            (a) any Event of Default or any Potential Default;

            (b) any default under any other Indebtedness (or under any indenture, mortgage or other agreement relating to any Indebtedness) in excess of $100,000 in respect of which either Company or any Subsidiary is liable;

            (c) any action or proceeding which has been commenced or threatened against either Company or any of its Subsidiaries and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of either Company on a consolidated basis or the ability of either Company to perform its obligations under the Purchase Agreement or the Notes;

            (d) any dispute which may exist between either Company or any of the Subsidiaries and any governmental regulatory body which could reasonably be expected to, individually or in the aggregate, materially adversely affect the normal business operations of either Company or any of the Subsidiaries or the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Company on a consolidated basis or the ability of either Company to perform its obligations under the Purchase Agreement or the Notes; and

            (e) any (i) "reportable event" (as such term is defined in Section 4043(b) of ERISA), (ii) "complete withdrawal" or "partial withdrawal" (within the meaning of Sections 4203 and 4205 of ERISA) from a multi-employer plan (as defined in Section 3(37) of ERISA) or (iii) "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended) in connection with any employee benefit pension plan (as defined in Section 3(2) of ERISA), maintained or contributed to (or required to be maintained or contributed to) by either Company, any Subsidiary of either Company or any other Person treated with either Company as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code (including, without limitation, any multi-employer plan), or any trust created thereunder, which in the case of clause (i), (ii) or (iii) may, either individually or in the aggregate, result in a liability which would materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of either Company on a consolidated basis or the ability of either Company to perform its obligations under the Purchase Agreement or the Notes.

Such notice (i) with respect to (a) or (b), shall specify the nature and period of existence of any such Potential Default, Event of Default or other default and what either Company proposes to do with respect thereto and (ii) with respect to (c), (d) or (e), shall specify the nature of any such matter referred to in such clause, what action either Company or any Subsidiary proposes to take with respect thereto and what action any other relevant Person is taking or proposes to take with respect thereto.

      7.8 Payment of Dividends by Subsidiaries. Except as restricted by applicable law or contract, each Company will cause its Subsidiaries to pay dividends or make other distributions or advances to such Company, to the extent of funds legally available therefor and to the extent permitted by the Senior Credit Facility, in sufficient amounts and at sufficient times to enable such Company to have sufficient earnings and funds to pay on a timely basis all amounts due with respect to Senior Indebtedness and the Notes and any other amounts due under this Agreement.

      7.9 Board Observation Rights. The holders of the Notes shall receive prior notice of any meetings of the Board of Directors called by UHC and of any actions to be taken by the Board by written consent without a meeting of the Board. The holders of the Notes shall, subject to the execution of Confidentiality Agreements with the Company in form and substance reasonably satisfactory to such holders and the Company, have the right to review the records of all meetings and actions of the Board of Directors of the UHC.

      7.10 Environmental Matters.

            (a) The Companies and each Subsidiary shall keep any property either owned or occupied by the Companies or any Subsidiary free and clear of any Liens imposed for failure to comply with any environmental laws, regulations or ordinances (each, an "Environmental Lien"), to the extent any such Environmental Lien could reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of either of the Companies or any Subsidiary and the Companies and each Subsidiary, as the case may be, shall keep all such property in material compliance with all environmental laws, regulations and ordinances; provided, however, the Companies or any Subsidiary shall have the right at its cost and expense, and acting in good faith, to contest, object or appeal by appropriate legal proceeding the validity of any Environmental Lien.

            (b) Each of the Companies will defend, indemnify and hold harmless each current, former and future holder of Notes, its employees, officers, directors, stockholders, partners, agents, representatives and assigns, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, joint or several, and any costs, disbursements and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the presence, disposal, release, removal, discharge, storage or transportation of any Hazardous Material upon, into, from or affecting any real property (including improvements) owned or occupied (or formerly owned or occupied) by either Company or any Subsidiary; and (ii) any judicial or administrative action, suit or proceeding, actual or threatened, relating to Hazardous Material upon, in, from or affecting any real property (including improvements) owned or occupied (or formerly owned or occupied) by either Company or any Subsidiary; and (iii) any violation of any environmental law, regulation or ordinance by either Company or any Subsidiary or any of their agents, tenants, subtenants or invitees; and (iv) the imposition of any Environmental Lien for the recovery of costs expended in the investigation, study or remediation of any environmental liability of(or asserted against) either Company or any Subsidiary. This Section 7.11(b) and
Section 7.11(c) below shall survive any payment, conversion or transfer of Notes and any termination of this Agreement.

            (c) To the extent that either Company or any Subsidiary is strictly liable without regard to fault under any environmental law, regulation or ordinance, such Company's obligation to the holders of Notes under any of the indemnification provisions of this Purchase Agreement shall likewise be strict without regard to fault with respect to the violation of any environmental law, regulation or ordinance which results in any liability to any of the indemnified persons referred to in Section 7.11(b) above.

      7.11 Reservation of Shares. UHC shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock a number of shares of Common Stock sufficient to provide for the exercise of the exercise rights provided in the Warrants.

      7.12 Listing of Shares. If any shares of the UHC's Voting Common Stock are listed on any national securities exchange, then UHC will take such action as may be necessary, from time to time, to obtain approval for the listing of all outstanding Shares on such exchange.

      7.13 Delivery of Information for Rule 144A Transactions. If a holder of Notes, Warrants or Shares proposes to transfer any such Notes, Warrants or Shares pursuant to Rule 144A under the Securities Act (as in effect from time to time), the Companies agree to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any financial or other information concerning each Company and the Subsidiaries which is required to be delivered to any transferee of such Notes, Warrants or Shares pursuant to such Rule 144A.

      7.14 Senior Credit Facility. Not later than June 30, 2000, Ubiquitel shall have satisfied the conditions precedent to borrowing under the Senior Credit Facility as in effect on the date hereof, and the lenders party to the Senior Credit Facility shall have advanced to Ubiquitel a Loan thereunder.

      7.15 Evidence of Equity Funds. Within five (5) Business Days following Closing, the Company shall provide to Purchaser evidence reasonably acceptable to Purchaser that not less than $17,000,000 of proceeds from the sale of Preferred Stock is held in unrestricted accounts solely within the control of the UHC.

SECTION 8. NEGATIVE COVENANTS

      The Companies further covenant and agree as follows:

      8.1 Restricted Payments. Neither Company nor any Subsidiary will declare or make or permit to be declared or made any Restricted Payment; provided, however, that (a) UHC may repurchase shares of its Common Stock (or repurchase options to purchase shares of its Common Stock) or pay (or repurchase) stock appreciation rights granted by UHC, as long as each of the following three conditions is satisfied: (i) such shares, options or stock appreciation rights are outstanding under, and such repurchase or payment is made pursuant to, UHC's incentive plans approved by its Board of Directors with the concurrence of a majority of UHC's independent directors, (ii) when such repurchase or payment is made there exists no Event of Default or Potential Default, both immediately before and immediately after giving effect to such Investment and (iii) such repurchase or payment is permitted under the terms of any Senior Indebtedness (and under any agreement under which any Senior indebtedness is outstanding) and
(b) any Restricted Payment expressly permitted to be made pursuant to the terms of the Senior Credit Facility, without reliance on any consent or waiver, shall be permitted to be made.

      8.2 Sale of Substantial Portion of Assets; Subsidiaries.

            (a) Neither Company nor any Subsidiary will sell, transfer, lease or otherwise dispose of any assets to any Person (other than to the Companies or to a wholly-owned Subsidiary, and other than assets consisting of inventory being disposed of in the ordinary course of business and other than assets which are, contemporaneously with such disposition (or within one hundred eighty (180) days thereafter), being replaced with other substantially similar (or improved) assets which are used by the Companies or any Subsidiary for substantially the same purpose as the assets being replaced) to the extent the aggregate assets so sold, transferred, leased or disposed of during the twelve (12) month period ending on such sale, transfer, lease or disposition (i) had an aggregate book value of fifteen percent (15%) or more of the consolidated total assets of each Company and the Subsidiaries at the end of the most recent fiscal quarter preceding such sale, transfer, lease or disposition or (ii) accounted for fifteen percent (15%) or more of the consolidated revenues of each Company and the Subsidiaries as shown on the consolidated income statement of the Company for the most recent fiscal quarter or the then preceding fiscal year;

            (b) Neither Company nor any Subsidiary will sell, transfer or otherwise dispose of any capital stock of any Subsidiary, except to the Companies or to another Subsidiary; provided, however, that this Section 8.2(b) shall not prevent the Companies or a Subsidiary from selling, transferring or otherwise disposing of the capital stock of a Subsidiary if such sale, transfer or other disposition does not violate Section 8.2(a) hereof.

            (c) The Companies will not create or permit the creation of any Lien on any shares of the stock of any Subsidiary except Liens to secure Senior Indebtedness.

            (d) Notwithstanding the foregoing, nothing contained in this Section
8.2 shall restrict the sale of any assets permitted to be sold pursuant to the Senior Credit Agreement, so long as the proceeds of such sale are applied in accordance with the terms of Section 6.1 of this Purchase Agreement.

      8.3 Permitted Indebtedness. Neither Company nor any Subsidiary will create, incur or assume any Indebtedness other than:

            (a) Indebtedness represented by or incurred under the Notes and the Purchase Agreement and all Senior Indebtedness;

            (b) Indebtedness incurred to prepay or repay in full the remaining outstanding principal amount of Notes and all other amounts due thereon or under the Purchase Agreement;

            (c) Indebtedness existing on the Closing Date and identified on the Disclosure Schedule;

            (d) Indebtedness incurred solely as an extension, renewal, refinancing or replacement of Indebtedness of the Companies under clause (c) above (but excluding any Indebtedness under clause (c) above to the extent such Indebtedness is repaid with the proceeds from the sale of the Notes and Warrants), provided that any such extension, renewal or refinancing (A) shall be on terms which on balance are substantially as favorable to the Companies as the terms of such existing Indebtedness (other than changes in the amount of the interest rate and other than the imposition of additional Liens permitted by
Section 8.9(h) hereof) and (B) shall not be in a greater principal amount or have a shorter average life or earlier maturity than such existing Indebtedness;

            (e) Interest Rate Protection Agreements required by the Senior Credit Facility or incurred for hedging purposes in the ordinary course of business;

            (f) Capitalized Leases, to the extent the aggregate amount of Capitalized Lease Obligations under all Capital Leases when aggregated with the amount of Indebtedness permitted by Section 8.3(g) (I) incurred during any one year shall not exceed $200,000 and (II) outstanding at any one time shall not exceed $1,250,000;

            (g) Indebtedness incurred to pay all or a portion of the purchase price of equipment or machinery used in the ordinary course of business of the Company or any of its Subsidiaries or any Indebtedness incurred to refinance such Indebtedness, provided that the aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (g), when aggregated with the amount of Indebtedness permitted by Section 8.3(f) does not exceed at any one time outstanding the amounts permitted pursuant to 8.3(f); and;

            (h) Additional Indebtedness in an amount which does not exceed $3,300,000 (which Indebtedness may or may not be incurred pursuant to the Senior Credit Facility).

      8.4 Certain Ratios.

            (a) Capital Expenditures (i) UHC will not, and will not permit any of its Subsidiaries to, make or commit to make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and including Capitalized Lease Obligations (collectively, "Capital Expenditures"), except that UHC and its Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed during any fiscal year, the amount set forth below opposite such date:

            Fiscal Year Ended                       Amount
            -----------------                       ------
            December 31, 2000                  $25,000,000
            December 31, 2001                    5,500,000
            December 31, 2002 and thereafter     4,500,000

                  (ii) Notwithstanding anything to the contrary contained in
      Section 8.4(a)(i), to the extent that Capital Expenditures incurred during any period set forth in Section 8.4(a)(i) are less than the amount set forth opposite such period above, 100% of such unused amount may be carried forward to the immediately succeeding fiscal year and utilized to make Capital Expenditures in excess of the amount permitted above in the following fiscal year; provided, that, (x) amounts carried forward from the immediately preceding fiscal year, if any, shall be utilized in full during the next fiscal year to incur Capital Expenditures before the relevant amount set forth opposite such next fiscal year shall be utilized to incur Capital Expenditures during such fiscal year and (y) no amounts once carried forward to the next fiscal year may be carried forward again to any fiscal year thereafter.

            (b) Fixed Charge Coverage Ratio. UHC will cause Ubiquitel not to permit, and Ubiquitel will not permit, the Fixed Charge Coverage Ratio for any fiscal quarter ending on a date set forth below, to be less than the ratio set forth below opposite such date:

            Fiscal Quarter Ended                     Ratio
            --------------------                     -----
            June 30, 2003                          0.825:1.00
            September 30, 2003 and thereafter     0.9075:1.00

            (c) Interest Coverage Ratio. UHC will cause the Borrower not to permit, and the Borrower will not permit, the ratio of its Consolidated EBITDA for any fiscal quarter ending on a date set forth below to its Consolidated Interest Expense for such fiscal quarter, to be less than the ratio set forth opposite such date below:

            Fiscal Quarter Ended                      Ratio
            --------------------                      -----
            March 31, 2003                          1.00:1.00
            June 30, 2003                           1.25:1.00
            September 30, 2003                      1.45:1.00
            December 31, 2003                       1.65:1.00
            June 30, 2004                           2.25:1.00
            December 31, 2004 and thereafter        2.90:1.00

            (d) Minimum Covered POPS. The percentage of the population of potential Subscribers in geographic areas where Ubiquitel has completed the construction of facilities necessary to permit Subscribers in such area to utilize Ubiquitel's wireless services at the end of any fiscal quarter set forth below (the "Covered Population") shall not be less than the percentage of the population set forth opposite such date below:

             Fiscal Quarter Ended                   Percentage
             --------------------                   ----------
             September 30, 2000                        42.0%
             December 31, 2000                         57.0%
             March31, 2001                             62.0%
             December 31, 2001                         67.0%
             December 31, 2002                         69.5%
             March 31, 2003                            69.5%
             June 30, 2003                             69.5%
             September 30, 2003 and thereafter         72.0%

            (e) Leverage Ratios. (A) Consolidated Indebtedness to Annualized Consolidated EBITDA. UHC will cause Ubiquitel not to permit, and Ubiquitel will not permit, the ratio of Consolidated Indebtedness as at the end of any fiscal quarter ended on a date set forth below to Annualized Consolidated EBITDA for any fiscal quarter ending on a date set forth below to be greater than the ratio set forth opposite such date below:

             Fiscal Quarter Ended                    Ratio
             --------------------                    -----
             March 31, 2003                        8.65:1.00
             June 30, 2003                         7.50:1.00
             September30, 2003                     6.35:1.00
             December 31, 2003 and thereafter      5.75:1.00

            (f) Minimum Subscribers. UHC will cause Ubiquitel not to permit, and Ubiquitel will not permit, the number of its Subscribers at the end of any month occurring during a fiscal quarter ended on a date set forth below to be less than the number of Subscribers set forth opposite such date set forth below:

            Fiscal Quarter Ended                    Amount
            --------------------
            September 30, 2000                       2,125
            December 31, 2000                        4,675
            March 31,2001                            6,800
            June 30, 2001                            9,350
            September 30, 2001                      11,390
            December 31, 2001                       13,770
            March 31, 2002                          15,895
            June 30, 2002                           18,530
            September 30, 2002                      20,740
            December 31, 2002                       22,865
            March 31, 2003                          25,330
            June 30, 2003                           27,880
            September 30, 2003                      30,345
            December 31, 2003 and thereafter        32,810

      8.5 No Change in Business. Neither Company nor any of the Subsidiaries will change substantially the character of its business as conducted on the Closing Date as represented in Section 4.4 hereof except for reasonable extensions thereof.

      8.6 Consolidation or Merger. Neither Company will consolidate with or merge with or into any other Person, unless, with respect to UHC only:

            (a) at the time of effectiveness of the transaction no Event of Default or Potential Default has occurred and is continuing and immediately after the effectiveness of the transaction no Event of Default or Potential Default will exist;

            (b) the surviving Person is a corporation organized under the laws of a state of the United States; and

            (c) if such surviving Person is a corporation other than the consolidating or merging Company, all liabilities and obligations of UHC under the Purchase Agreement, the Notes and the Warrants shall remain in effect and shall have been expressly assumed by such surviving Person (pursuant to a document in form and substance reasonably satisfactory to the Purchaser and its counsel) as if such surviving Person were "UHC" hereunder and thereunder.

If UHC is party to a merger as a result of which a Change of Control Event occurs, the holders of Notes shall have the right to require such Company to repay the Notes as provided in Section 6.3 hereof

      8.7 HSR Act. When and if requested to do so by any holder of the Notes, the Companies will (i) promptly furnish to such holder information as may be requested to allow such holder to comply with the HSR Act and (ii) make any filing that may be required of the Company under the HSR Act.

      8.8 Transactions with Affiliates. Except with respect to agreements disclosed on the Disclosure Schedules, the Companies will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction or agreement (including, without limitation, the purchase, sale, distribution, lease or exchange of any property or the rendering of any service) with any Affiliate of either Company or of any Subsidiary, other than a wholly-owned Subsidiary of either Company, unless such transaction, agreement or general arrangement (a) is approved by the Board with the concurrence of a majority of the independent directors and (b) is on terms that are no less favorable to the Companies or such Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person who is not such an Affiliate provided, however, that this Section 8.9 shall not limit, or be applicable to, (i) employment arrangements with (and general salary and benefit compensation for) any individual who is an employee of either Company or any Subsidiary if such arrangements are approved by the Board, (ii) the payment of reasonable and customary regular fees to directors of the Companies who are not employees of the Companies, (iii) the Companies' existing Agreements with Spectrasite LLC and the Walter Group and (iv) other transactions permitted pursuant to the Senior Credit Facility (as in effect on the date hereof).

      8.9 Liens, Etc. The Company will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its assets, properties or income, other than the following:

            (a) Liens securing amounts payable under Senior Indebtedness;

            (b) purchase money liens or purchase money security interests upon or in any property acquired or held by the Companies or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred and used solely for the purpose of financing the acquisition of such property, provided that the principal amount of Indebtedness secured by each such lien or interest in each item of property shall not exceed the cost of the item subject thereto and that any such lien or interest shall not apply to any other property, assets or income of the Company or any Subsidiary;

            (c) Liens on property of the Companies subject to, and securing only Capital Leases, provided that the aggregate amount of Capital Leases shall not exceed the amount permitted pursuant to Section 8.3(f).

            (d) Liens existing on such property at the time of its acquisition by the Company or a Subsidiary (other than any such Lien created in contemplation of such acquisition) and provided further, that the aggregate Indebtedness secured hereby shall not exceed the amount permitted pursuant to
Section 8.3(g);

            (e) Liens on real property of the Company or a Subsidiary which Liens are incurred to finance the acquisition of, or construction on, such real property and which real property is part of the office, building or plant facilities of the Company or its Subsidiaries, including surrounding real property, provided that any such real property referred to in this clause (iii) is acquired or developed in the ordinary course of the business of the Company or its Subsidiaries and not for purposes of investment;

            (f) Liens existing on the date hereof and described on the Disclosure Schedule;

            (g) Liens securing Indebtedness permitted under Section 8.3(h);

            (h) Liens incurred pursuant to the refinancing of obligations secured by Liens permitted by clauses (b) through (g) above, provided that such Liens shall secure new obligations not in excess of the outstanding principal amount of such obligations being refinanced and that such Liens shall encumber only such portions of the property, assets and income of the Companies or any Subsidiaries as were previously encumbered by Liens securing such obligations being refinanced (except that in the refinancing or renewal of Senior Indebtedness from banks the Company or a Subsidiary may grant Liens on additional property or assets); and

      8.10 No Restrictions on Dividends. Neither Company nor any Subsidiary will create (or permit to exist) any consensual restrictions (whether by agreement or otherwise) that may affect or limit the ability of any Subsidiary to pay dividends or to make other distributions of any or all of its assets to either Company or to any Subsidiary except the Senior Credit Facility and other than restrictions permitted pursuant to the Senior Credit Facility.

      8.11 Private Placement Status. Neither Company nor any agent nor other Person acting on such Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Notes or Shares within the provisions of
Section 5 of the Securities Act (other than in accordance with a registration and qualification of Shares under Section 17 hereof).

      8.12 No Dilution or Impairment; No Changes in Capital Stock. UHC (a) will not permit the par value or the determined or stated value of any shares of Common Stock receivable upon the exercise of the Warrants to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that UHC validly and legally issue fully paid and nonassessable shares of its Common Stock free from all taxes, Liens and charges with respect to the issue thereof, (c) will not take any action which results in any adjustment of the exercise price under the Warrants if the total number of shares of UHC's Common Stock (or other securities), issuable after the action upon the exercise of all of the then outstanding Warrants would exceed the total number of shares of Common Stock (or other securities) then authorized by UHC's certificate of incorporation and available for the purpose of issuance upon such exercise and (d) will not have any authorized Common Stock or securities convertible into or exchangeable for Common Stock (and will not issue any Common Stock or securities convertible into or exchangeable for Common Stock) other than its existing authorized Common Stock, except that UHC may increase the number of such authorized shares of its Common Stock as long as such additional shares have the same terms as those shares authorized as of the date hereof.

      8.13 Limitation on Creation of Subsidiaries. UHC will not, and will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiary.

SECTION 9. SUBORDINATION

      9.1 Agreement to Be Bound. All Subordinated Indebtedness shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness. Each holder of Subordinated Indebtedness, whether upon original issue or upon transfer or assignment thereof, by its acceptance thereof agrees that the Subordinated Indebtedness shall be subject to the provisions contained in this Section 9. The subordination provisions of this Section 9 shall be for the benefit of the holders of the Senior Indebtedness, may be enforced directly by such holders and may not be amended without the consent of such holders.

      9.2 Priority of Senior Indebtedness.

            (a) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration, required prepayment or otherwise, all Senior Indebtedness shall first be paid in full in cash before any payment is made of any kind or character, whether in cash, properties, securities or otherwise, (or any assets are applied voluntarily or involuntarily) on account of Subordinated Indebtedness.

            (b) No payment on account of or otherwise in connection with the Subordinated Indebtedness, shall be made, and no assets shall be applied to the purchase or other acquisition or retirement of the Subordinated Indebtedness, for so long as there exists a default or an event of default involving failure to pay when due any Senior Indebtedness or for a period (the "Payment Blockage Period") of up to one hundred eighty (180) days after both of the following have occurred: (A) there exists and is continuing an event of default on any Senior Indebtedness and (B) written notice of such event of default shall have been given (by the Company or by holders of such Senior Indebtedness) to the holders of Notes, stating that this Section 9.2(b) is therefore applicable; provided that any Payment Blockage Period arising as a result of this Section 9.2 shall terminate immediately upon the waiver or cure of such event of default or if such Senior Indebtedness is no longer outstanding; provided, further, that in any three hundred sixty (360) consecutive day period the aggregate number of days in all Payment Blockage Periods shall not exceed one hundred eighty (180) days; provided, further, that no event of default on Senior Indebtedness resulting in a Payment Blockage Period may constitute the basis for a subsequent Payment Blockage Period unless the event of default has been cured or waived for a period of at least ninety (90) days (it being acknowledged that any subsequent action or any breach of any financial covenants, commencing after the date of commencement of such Payment Blockage Period, that in either case would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing would constitute a new event of default for this purpose). As used in this paragraph, an "event of default" is an event of default (x) as defined in any Senior Indebtedness or in the instrument under which the same is outstanding and (y) which would permit the acceleration of such Senior Indebtedness prior to its maturity. Any notice to be given to holders of Notes under this Section 9.2(b) shall be deemed properly given if given using the addresses for holders of Notes provided pursuant to
Section 20 hereof.

            (c) In the event that any money, property or securities is received by the holder of a Note in violation of this Section 9.2 or Section 9.3 hereof, the holder thereof shall hold the same in trust for the benefit of the holders of Senior Indebtedness, and shall deliver the same in kind to the Company.

      9.3 Liquidation; Dissolution; Bankruptcy.

            (a) Upon any payment or distribution of assets of either Company (whether in cash, property or securities) to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of either Company, whether voluntary or involuntary, or in any bankruptcy, insolvency, receivership or similar proceeding regarding such Company, all amounts due or to become due upon all Senior Indebtedness then outstanding shall first be paid in full in cash before any Subordinated Indebtedness shall be entitled to receive any assets so paid or distributed in respect thereof (but without restricting the rights of holders under Section 6 hereof); provided that with respect to the foregoing, the holders of Notes may receive (and shall be entitled to retain) securities which are subordinate to (at least to the extent that the Notes are subordinate to Senior Indebtedness pursuant to the terms hereof) the payment of all Senior Indebtedness then outstanding and have a maturity no earlier than the maturity of the Notes and have an interest rate no greater than that of the Notes. Upon any such dissolution or winding-up or liquidation, reorganization or other proceeding, any payment or distribution of assets of a Company of any kind or character, whether in cash, property or securities, to which Subordinated Indebtedness would be entitled, except for these provisions, shall be paid by such Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of Senior Indebtedness which was then outstanding (pro rata to each of such holders on the basis of the respective amounts (to the extent known) of Senior Indebtedness then held by such holders or their representatives), to the extent necessary to pay all such Senior Indebtedness which was then outstanding in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the Notes (but subject to the proviso to the preceding sentence).

            (b) Each holder of Notes by its acceptance hereof (x) irrevocably authorizes and empowers (but without imposing any obligation on) each holder of any Senior Indebtedness at the time outstanding, under (and only under) the circumstances set forth in Section 9.3(a), if the holder of Notes shall fail to do so prior to twenty (20) days before the expiration of the time to do so, to file and prove all claims of such holder for its ratable share of payments or distributions in respect of the Notes which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 9.3(a), in the name of each such holder of the Notes or otherwise, as such holder of Senior Indebtedness may determine to be necessary or appropriate for the enforcement of the provisions of Section 9.3(a), and the holder of Notes may amend any such claims regarding the Notes before or after such twentieth (20th) day (but not in a manner inconsistent with the rights of holders of Senior Indebtedness under this Section 9 other than this Section 9.3(b)) whether such claims are filed by such holder of Notes or are filed, pursuant to this Section 9.3(b), by any holder of Senior Indebtedness; and (y) under (and only under) the circumstances set forth in Section 9.3(a), agrees to execute and deliver to each holder of Senior

Indebtedness all such further instruments confirming the authorization hereinabove set forth, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be reasonably requested by such holder in order to enable such holder to enforce all claims upon or in respect of such Note holder's ratable share of payments or distributions in respect of the Notes. Nothing in this Section 9.3(b), or any other provision hereof, shall give or be construed to give the holder of any Senior Indebtedness any right to vote any Note, or any related claim, or any portion of such Note or such claim, or to exercise any approval rights, whether in connection with any resolution, arrangement, plan of reorganization, compromise, settlement, election of trustees or otherwise. Holders of Senior Indebtedness shall not create any liability to any person on the part of any holders of Notes in connection with the exercise of any rights granted under this Section 9.3(b).

      9.4 No Prejudice or Impairment; Reinstatement.

            (a) No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired (i) by any act or failure to act on the part of either Company, including without limitation any merger or consolidation of either Company into or with any other Person, or any sale, lease or transfer of any or all of the assets of either Company to any other Person, (ii) by any act (in good faith) or failure (in good faith) to act by any such holder of Senior Indebtedness, including, without limitation, the failure by such holder to perfect a security interest in any security for the payment of Senior Indebtedness or (iii) by any noncompliance by Ubiquitel with the terms and provisions of any Note or this Purchase Agreement regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the subordination hereunder, at any time or from time to time and in their absolute discretion, change the manner, place, time or other terms of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any of their rights under the Senior Indebtedness, including, without limitation, waiver of default thereunder and release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holders of the Notes. The absence of any notice to, or knowledge by, any holder of Notes or the existence or occurrence of any of the matters or events set forth in this paragraph (a) shall not impair or otherwise affect the rights of the holders of Senior Indebtedness against holders of Notes under the subordination provisions of this
Section 9.

            (b) The provisions of this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness is rescinded or must otherwise be restored or returned by the holders of such Senior Indebtedness.

      9.5 Subrogation. Subject to the payment in full in cash of all Senior Indebtedness, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of Ubiquitel made on the Senior Indebtedness until the principal of, premium, if any, and interest on (and any other amounts due with respect to) the

Notes and all other amounts due under this Agreement shall be paid in full; provided that any holder of any Note shall have the right, in its sole discretion, to waive such subrogation rights without affecting such holder's rights with respect to any Note held by such holder or under this Agreement (which rights shall continue in full force and effect). For the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the holders of the Notes would be entitled except for the provisions of this Section 9 shall, as among Ubiquitel, its creditors other than the holders of Senior Indebtedness, and the holders of Notes, be deemed to be a payment by Ubiquitel to or on account of Senior Indebtedness, it being understood that these provisions in this Section 9 are, and are intended, solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

      9.6 Obligations Unaffected. Nothing contained in this Section 9 is intended to or shall impair as among Ubiquitel, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of Ubiquitel which shall be absolute and unconditional, to pay to the holders of the Notes the principal of, premium, if any, and interest on the Notes, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the Notes and creditors of Ubiquitel other than the holders of Senior Indebtedness. Nothing herein (other than Section 9.8) shall prevent any holder of the Notes from exercising any remedies otherwise permitted by applicable law upon the occurrence of an Event of Default, subject to the rights, if any, under these provisions of the holders of Senior Indebtedness.

      9.7 Definition of Senior Indebtedness. The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest (including, without limitation, all interest on the Senior Indebtedness accruing after the commencement of any insolvency, liquidation or other proceeding of the type referred to in Section 9.3 hereof and any additional interest that would have accrued but for the commencement of such proceeding whether or not the claim for such interest is allowed under applicable law) on, and all other obligations of any type with respect to Indebtedness outstanding under the Senior Credit Facility and obligations in respect of letters of credit. Interest Rate Protection Agreements, indemnities, fees and expenses and all obligations under any Interest Rate Protection Agreement (including guarantees thereof and other Indebtedness of Ubiquitel incurred pursuant to Section 8.3(h)) in all such cases whether outstanding on the date hereof or hereinafter incurred; the term "Senior Indebtedness" shall not include the principal of loans or the amount of letter of credit obligations under the Senior Credit Facility or any other agreement evidencing Senior Indebtedness in excess of $28,300,000.

      9.8 Effectiveness of Acceleration of Notes and Exercise of Remedies.

            (a) Until the Senior Indebtedness under the Senior Credit Facility shall have been paid in full in cash, any declaration that all or any portion of the unpaid principal amount of the Notes shall be due and payable shall not be effective and holders of Notes shall not initiate any action to seek or enforce collection or enforcement of any Notes, including initiating or joining in the filing of a petition seeking a bankruptcy proceeding of the Companies, until the earliest of (i) any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, reorganization, arrangement with creditors or similar proceeding of or regarding the Companies, or any dissolution, winding-up, liquidation or marshaling of the assets and liabilities of the Company shall have been commenced by or against the Companies, (ii) the acceleration of the maturity of any Senior Indebtedness or any initiation of any judicial proceedings by the holders of any Senior Indebtedness to collect such Senior Indebtedness, (iii) the expiration of one hundred and eighty (180) days following occurrence of an Event of Default hereunder (provided such Event of Default is continuing) or (iv) either (x) the Companies or any Subsidiary commences a liquidation of assets or (y) holders of such Senior Indebtedness seek to realize, or foreclose on, any security interest in capital stock, membership interests or other assets of the Companies or any Subsidiary securing such Senior Indebtedness.

            (b) Except as provided in Section 9.8(a) hereof, nothing contained in this Section 9 will limit the right of a holder of Notes to take any action to accelerate the maturity of any Note or to pursue any rights or remedies under any Note or the Purchase Agreement.

      9.9 Turnover; Miscellaneous Subordination Provisions.

            (a) If a payment or other distribution is made to any holder of Subordinated Date that because of this Section 9 or other term or provision of this Agreement should not have been made to it, such holder shall segregate such payment or other distribution from its other funds and property and hold it in trust for the benefit of, and upon written request, pay it over (in the same form as received, with any necessary endorsement) to, the holders of Senior Indebtedness as their interests may appear, or their agent or representative or the trustee under the indenture or other agreements (if any) pursuant to which Senior Indebtedness may have been issue, as their respective interests may appear, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of, all present and future obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to concurrent payment or distribution to or for the holders of Senior Indebtedness.

            (b) A distribution may consist of cash, securities or other property, by set off or otherwise, and payment or distribution on account of any obligations with respect to the holders of Subordinated Indebtedness shall include any redemption, purchase or other acquisition of the Subordinated Indebtedness.

            (c) For the purpose of this Section 9, all indebtedness now or hereafter existing under the Senior Credit Facility shall not be deemed to have been paid in full unless the holders or owners thereof shall have received payment in full in cash or Cash Equivalents.

SECTION 10. CONDITIONS TO PURCHASER'S OBLIGATIONS

      The Purchaser's obligation to purchase the Notes and Warrants hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Purchaser):

      10.1 Final Documentation of Senior Credit Facility. The Credit Agreement for the Senior Credit Facility shall have been executed by the Companies and Paribas and the Purchaser shall have received such Agreement in form and substance satisfactory to it from the Companies and Paribas.

      10.2 Accuracy of Representations and Warranties. The representations and warranties of the Companies herein or in any certificate or document delivered pursuant hereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the transactions contemplated by this Purchase Agreement).

      10.3 Compliance with Agreements; No Defaults. The Companies shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Purchase Agreement, the Notes and the Warrants and any other document contemplated hereby or thereby which are required to be performed or complied with by the Company on or before the Closing Date. On the Closing Date (after giving effect to the transactions contemplated hereby), there shall be no Event of Default or Potential Default.

      10.4 Officer's Certificate. The Purchaser shall have received a certificate dated the Closing Date and signed by the chief executive officer and chief financial officer of the Company, to the effect that the conditions of Sections 10.2, 10.3, and 10.9 have been satisfied.

      10.5 Proceedings. All corporate and other proceedings in connection with the transactions contemplated by the Purchase Agreement, the Notes and the Warrants, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

      10.6 Opinion of Counsel. The Purchaser shall have received an opinion dated the Closing Date and addressed to the Purchaser of Greenberg Traurig, counsel for the Companies. Such opinion shall be in form and substance satisfactory to the Purchaser and to the effect set forth in Exhibit D hereto.

      10.7 Other Documents and Opinions. The Purchaser shall have received such other documents and opinions, in form and substance satisfactory to the Purchaser and its counsel, relating to matters incident to the transactions contemplated hereby as the Purchaser may reasonably request.

      10.8 Equity Contribution. UHC shall have received not less than $17,000,000 from the sale of Preferred Stock, which funds shall no longer be held in or subject to any escrow.

SECTION 11. AMENDMENT; WAIVER; CONSENT

            (a) (i) This Purchase Agreement and the Notes may be amended (or any provision hereof or thereof waived) only with the written consent of the Majority Noteholders and (ii) the Warrants may only be amended (or any provision thereof waived) only with the written consent of the holders of a majority thereof; provided, that no such amendment or waiver shall (1) change the fixed maturity of any Note, reduce the rate or change the time of payment of interest thereon, reduce the principal amount thereof, reduce any premium thereon, change the currency in which payments are to be made, change the prepayment provisions of Section 6 hereof, change the provisions of Section 14 or 17 hereof or change the registration rights under Section 16 hereof, without the consent of the holder of the Note so affected, (2) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such amendment or waiver, without the consent of the holders of all the Notes then outstanding, (3) increase the percentage of the amount of the Notes, the holders of which may declare the Notes to be due and payable under Section 13 hereof, without the consent of the holders of all the Notes then outstanding or (4) amend Section 9 hereof without the consent of the holders of a majority of the Senior Indebtedness under the Senior Credit Facility; and provided, further, that no amendment to the Warrant shall (x) change the expiration date of any Warrant, change the exercise provisions of Sections 4 and 6 thereof or change the registration rights under Section 16 or 17 hereof without the consent of the holder of the Warrant (or of Shares issued upon exercise of the Warrants in the case of a change to Section 16 or 17 hereof) or (y) reduce the aforesaid percentage of Warrants the holders of which are required to consent to any such amendment or waiver without the consent of holders of such Warrants then outstanding.

            (b) The Companies agree that all holders of Notes or Shares shall be notified by the Companies in advance of any proposed amendment or waiver under
Section 11(a)(i), but failure to give such notice shall not in any way affect the validity of any such amendment or waiver. In addition, promptly after obtaining the written consent of the holders herein provided, the Companies shall transmit a copy of any amendment or waiver which has been adopted to all holders of Notes, Warrants or Shares then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment or waiver.

            (c) The Companies and each holder of a Note, Warrant or Share then or thereafter outstanding shall be bound by any amendment or waiver effected in accordance with the provisions of this Section 11, whether or not any such Note or Warrant shall have been marked to indicate such modification, but any Note or Warrant issued thereafter shall bear a notation as to any such modification (but the failure to bear any such notation shall not affect the validity of any such subsequently issued Note or Warrant, which shall be enforceable in accordance with its terms subject to any such modification).

            (d) Any provision of this Agreement relating to the consent, determination, decision or waiver of a holder or holders of Notes or Shares or of the Majority Noteholders, as the case may be, means such holder's or Majority Noteholders', as the case may be, consent, determination, decision or waiver, as the case may be, in such holder's or Majority Noteholders', as the case may be, sole discretion.

SECTION 12. EXCHANGE OF NOTES; ACCRUED INTEREST; CANCELLATION OF SURRENDERED
            NOTES; REPLACEMENT

            (a) Subject to Section 15 hereof, at any time at the request of any holder of one or more of the Notes to Ubiquitel at its offices provided under
Section 7.7 hereof, Ubiquitel at its expense (except for any transfer tax or any other tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor new Notes, in such denomination or denominations as such holder may request (which must be in denominations of $500,000 or any larger multiple of $100,000, plus one Note in a lesser denomination, if required), in aggregate principal amount equal to the unpaid principal amount of the Note or Notes surrendered and substantially in the form thereof, dated as of the date to which interest has been paid on the Note or Notes surrendered (or, if no interest has yet been so paid thereon, then dated the date of the Note or Notes so surrendered) and payable to such person or persons or order as may be designated by such holder. Any such new Note shall bear any notation required by Section 11 hereof.

            (b) In the event that any Note is surrendered to Ubiquitel upon a prepayment under Section 6 hereof, Ubiquitel shall pay all accrued and unpaid interest on such Note or such portion thereof and thereupon interest shall cease to accrue upon that portion of the principal amount of such Note which was prepaid, and the right to receive, and any right or obligation to make, any prepayment on such portion of the principal amount pursuant to Section 6 hereof shall terminate all upon the date of such prepayment and upon presentation and surrender of such Note to the Company.

            (c) Upon any prepayment under Section 6 hereof, if only a portion of the principal amount of a Note is prepaid, then such Note shall be surrendered to Ubiquitel and Ubiquitel shall simultaneously execute and deliver to or on the order of the holder thereof, at the expense of Ubiquitel, a new Note or Notes in principal amount equal to the unused or unpaid portion of such Note.

            (d) All Notes or portions thereof which have been prepaid under
Section 6 hereof, shall be canceled by Ubiquitel and no Notes shall be issued in lieu of the principal amount prepaid.

            (e) Upon receipt of evidence satisfactory to Ubiquitel of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Ubiquitel (if requested by Ubiquitel and unsecured in the case of the Purchaser or an institutional holder), or in the case of any such mutilation, upon surrender of such Note (which surrendered Note shall be canceled by Ubiquitel), Ubiquitel will issue a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note as if the lost, stolen, destroyed or mutilated Note were then surrendered for exchange.

SECTION 13. DEFAULTS

            (a) Any of the following shall constitute an "Event of Default":

                  (i) Ubiquitel defaults in the payment (whether or not such payment is prohibited under Section 9 hereof) of (A) any part of the principal of or premium, if any, on any Note, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, and such default in the payment of principal or premium shall have continued for five (5) Business Days or (B) the interest on any Note, when the same shall become due and payable, and such default in the payment of interest shall have continued for ten (10) Business Days; or

                  (ii) either Company defaults in the performance of any other agreement or covenant contained in the Purchase Agreement or the Notes and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to either Company by any holder or holders of the Notes (such Company to give forthwith to all other holders of the Notes at the time outstanding written notice of the receipt of such notice, specifying the default referred to therein); or

                  (iii) any representation or warranty by either Company herein or in any certificate delivered by either Company pursuant hereto proves to have been incorrect in any material respect when made; or

                  (iv) the maturity of Indebtedness of either Company or any Subsidiary in excess of $1,000,000 in the aggregate shall have been accelerated as a result of an event of default under any indenture, agreement or instrument evidencing such Indebtedness or under which there is at the time outstanding such Indebtedness; or

                  (v) a final judgment or order which, either alone or together with other final judgments or orders against either Company or any Subsidiary, exceeds an aggregate of $1,000,000 (which is not covered by insurance) is rendered by a court of competent jurisdiction against such Company or any Subsidiary and such judgment or order shall have continued undischarged or unstayed for sixty (60) days after entry thereof;

                  (vi) either Company or any Subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or a receiver or trustee is appointed for either Company or any Subsidiary or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within sixty (60) days; or proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against either Company or any Subsidiary, and, if contested by it, are not dismissed or stayed within sixty (60) days; or any writ of attachment or execution or any similar process is issued or levied against either Company or any Subsidiary or any significant part of its property and is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or either

      Company or any Subsidiary takes corporate or limited liability company action in furtherance of any of the foregoing; or

                  (vii) (a) any provision of the Sprint Agreements shall cease to be in full force and effect or Sprint Corporation or any of its Affiliates shall deny or disaffirm its obligations under any such agreement and such cessation, denial or disaffirmance results in a Material Adverse Effect, (b) Sprint PCS shall exercise its right to purchase the Operating Assets under Section 11.6.1 of the Sprint Management Agreement (c) Sprint PCS shall exercise its rights with respect to the Disaggregated License under Section 11 .6.2 of the Sprint Management Agreement, (d) an Event of Termination shall occur or any event that if not cured or notice were to be given of such event would constitute an Event of Termination under the Sprint Management Agreement shall occur (whether or not waived) or (e) Sprint PCS shall amend or modify any Program Requirements (as defined in the Sprint Management Agreement), guidelines or policies set forth in the Sprint Agreements which the Majority Noteholders determine could reasonably be expected to have a material adverse effect on the performance, business, property, assets, nature of assets, liabilities, condition or prospects of UHC and its Subsidiaries; provided, however, that an Event of Default under this clause (vii) shall be deemed not to occur if at such time an event of default substantially comparable hereto shall be included in the Senior Credit Facility and such event of default shall be waived thereunder.

                  (b) If an Event of Default occurs pursuant to any of clauses
      (i) through (vii) of Section 13(a) hereof (but subject to the limitations contained in Section 9.8), then and in each such event any holder or holders of Notes which, at the time, holds or hold at least sixty percent (60%) in aggregate principal amount of the Notes then outstanding may at any time (unless all Events of Default shall theretofore have been waived or remedied) at its or their option, by written notice or notices to the Company, declare all the Notes then held by such holder or holders to be due and payable. Upon any such declaration all Notes held by such holder or holders shall forthwith immediately mature and become due and payable, or upon the occurrence of an Event of Default pursuant to clause (vi) of
      Section 13(a) hereof with respect to Ubiquitel (in which case no declaration is required), all Notes shall forthwith immediately mature and become due and payable; in each case (referred to in this sentence) the payments then due and payable on such Notes shall consist of the entire unpaid principal amount thereof, together with interest accrued thereon and an amount equal to the "Additional Amount" (as defined below); all of the foregoing shall occur without presentment, demand, protest or notice, all of which are hereby waived. "Additional Amounts" shall mean, with respect to any Note, as of the date of repayment of such Note after such acceleration, an amount equal to (1) the Prepayment Premium that would be payable if Ubiquitel had elected to prepay such Note pursuant to Section
      6.3 hereof at the time of such acceleration; if an Event of Default pursuant to clause (i) of Section 13(a) has occurred, and (2) 50% of such Prepayment Premium, if an Event of Default pursuant to clause (i) of
      Section 13(a) has not occurred. However, the foregoing acceleration rights are subject to the following:

                  (i) if, at any time after the principal of any Notes shall so become due and payable and prior to the date of maturity stated in the Notes, all arrears of principal (excluding any principal which would not then be due and payable if the acceleration had not occurred) and interest on the Notes (with interest at the rate specified in the Notes on any overdue principal and any overdue premium and, to the extent legally enforceable, on any overdue interest) shall be paid to the holders of Notes by or for the account of Ubiquitel, then the Majority Noteholders, by written notice or notices to Ubiquitel, may waive such Event of Default and its consequences and rescind or annul any such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right or remedy resulting therefrom;

                  (ii) if any holder or holders of Notes which, at the time, holds or hold at least sixty percent (60%) in aggregate principal amount of the Notes then outstanding exercises the above rights of acceleration, then Ubiquitel shall notify each other holder of Notes of the fact of such acceleration and each other holder shall, without limiting any other rights hereunder, (A) have the right for thirty (30) days after such notice from Ubiquitel to accelerate its own Notes based on the Event or Events of Default on which such acceleration was based (regardless of whether such Event or Events of Default are then continuing), unless at the time there are no outstanding Events of Default and any acceleration of any Notes has been rescinded or (B) be deemed automatically (without any action by such holder) to have accelerated its Notes if such holder has not received such notice of an acceleration from Ubiquitel within ten
            (10) days after such acceleration; provided that any such automatic acceleration may take place regardless of whether the Event or Events of Default on which the initial acceleration was based are then continuing but such automatic acceleration shall not take place if at the time any and all accelerations of any Notes have been rescinded or annulled pursuant to subparagraph (i) above or otherwise;

                  (iii) any holder may at any time rescind and annul any
            acceleration with respect to its own Notes; and

                  (iv) if any holder of a Note shall give any notice or take any other action with respect to a claimed Potential Default or Event of Default, Ubiquitel, forthwith upon receipt of such notice or obtaining knowledge of such other action, will give written notice thereof to all other holders of the Notes then outstanding, describing such notice or other action and the nature of the claimed Potential Default or Event of Default.

SECTION 14. REMEDIES

            (a) In case any one or more Events of Default shall occur and be continuing, then any holder or holders of Notes which, at the time, holds or hold at least sixty percent (60%) in aggregate principal amount of the Notes then outstanding may, subject to the limitations contained in Section 9.8, proceed to protect and enforce the rights of such holder or holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note or Notes for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or for any other remedy (including, without limitation, damages). Nothing herein limits the rights and remedies of holders of Shares.

            (b) In case of a default in the payment of any principal of, premium, if any, or interest on any Note, or default in the observance of any other agreement or covenant of Ubiquitel in a Purchase Agreement or in a Note, Ubiquitel will pay to the holder thereof or party thereto, in addition to any interest or premium otherwise required, such further amount as shall be sufficient to cover any and all costs and expenses of enforcement and collection including, without limitation, reasonable attorneys' fees and expenses (whether or not any suit or action is instituted and including without limitation those fees and expenses permitted by statutory law and/or incurred at trial, on appeal, on petition for review, in arbitration or mediation or in a bankruptcy proceeding).

            (c) No course of dealing and no delay on the part of any holder of any Note, Warrant or the Share or the Purchaser in exercising any rights or remedies shall operate as a waiver thereof or otherwise prejudice such holder's or party's rights. No right or remedy conferred hereby or by any Note shall be exclusive of any other right or remedy referred to herein or therein or available at law, in equity, by statute or otherwise.

            (d) Subject to Section 9, the Purchaser shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Agreement (including without limitation Section 16 hereof) specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of the provisions of this Agreement (including without limitation Section 16 hereof) will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy subject to Section 9. Nothing contained herein shall be construed as prohibiting the Purchaser from pursuing any other remedies available to the Purchaser for such breach or threatened breach, including, without limitation, the recovery of damages from Ubiquitel.

SECTION 15. RESTRICTIONS ON TRANSFER

            (a) Each holder of a Note or Warrant by acceptance thereof agrees that it will not sell or otherwise dispose of any Notes, Warrants or Shares unless (i) such Notes, Warrants or Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or (ii) such Notes, Warrants or Shares are sold in accordance with the applicable requirements and limitations of Rule 144 or Rule 144A and any applicable state securities laws, or (iii) the Companies have been furnished with an opinion or opinions from counsel to such holder (which counsel and opinion(s) shall be reasonably satisfactory to the Companies and which counsel may be inside counsel of such holder) to the effect that registration under the Securities Act is not required for the transfer as proposed (which opinion may be conditioned upon the transferee's assuming the obligations of a holder of Notes,

Warrants or Shares under this Section) or (iv) the Companies have been furnished with a letter from the Division of Corporate Finance of the Commission to the effect that such Division would not recommend any action to the Commission if such proposed transfer were effected without a registration statement effective under the Securities Act. The Companies agree that within five (5) Business Days after receipt of any opinion referred to in (iii) above, they will notify the holder supplying such opinion whether such opinion is satisfactory to the Companies" counsel. Notes may be transferred only in Authorized Denominations.

            (b) Ubiquitel may endorse on all Notes, and UHC may endorse on all Warrants and Share certificates a legend stating or referring to the transfer restrictions contained in paragraph (a) above; provided that no such legend shall be endorsed on any Notes, Warrants or Share certificates which, when issued, are no longer subject to the restrictions of this Section 15; provided, further, that if a transfer is made pursuant to clause (i), (ii) (other than pursuant to Rule 144A) or (iv) of paragraph (a) or if an opinion of counsel provided pursuant to clause (iii) of paragraph (a) concludes that the legend is no longer necessary, the Companies will deliver upon transfer Notes, Warrants or Share certificates, as the case may be, without such legends.

SECTION 16. EXPENSES

            (a) Whether or not the transactions herein contemplated are consummated, the Companies will pay (i) the reasonable costs and expenses of the preparation and production of the Purchase Agreement and the issuance of the Notes, Warrants and the Shares and the furnishing of all opinions by counsel for the Company, (ii) the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP in connection with the Purchase Agreement, the Notes, the Warrants and the transactions contemplated hereby and thereby (whether or not a closing occurs hereunder and if a closing occurs the Company will make such payment on the Closing Date) plus disbursements, (iii) the reasonable fees and expenses of any investment banker, broker or finder engaged by or on behalf of (or acting for) the Companies in connection with the Purchase Agreements or any of the transactions contemplated hereby or thereby, (iv) the reasonable travel expenses incurred by any Purchaser prior to the Closing Date in connection with due diligence or negotiation of the terms of the Purchase Agreement, and (v) the reasonable expenses incurred by any holder in connection with its exercise of any rights of inspection under Section 7.5 hereof (but each holder's right to expense reimbursement under this clause (v) shall only apply to (x) one (1) of such holder's visits to the Company's facilities per year plus (y) all exercises of inspection rights at any time when a Potential Default or Event of Default has occurred). Upon the later of January 3, 1999 or one (1) Business Day of the Closing Date, the Companies will pay a fee in the amount of $160,000 (representing 2% of the principal amount of the Notes) to the Purchaser. The obligations of the Companies under this Section 17 shall survive the closing hereunder, the payment or cancellation of the Notes, exercise or cancellation of the Warrants and the termination of the Purchase Agreement.

            (b) In addition to all other sums due hereunder or provided for in this Agreement, the Companies shall pay to the Purchaser or its agents, respectively, an amount sufficient to indemnify such persons (net of any taxes on any indemnity payments) against all reasonable costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by the Purchaser or its agents pursuant to any investigation or proceeding against any or all of the Companies, the Purchaser, or their agents, arising out of or in connection with the Purchase Agreement, the Notes or the Warrants (or any transaction contemplated hereby or thereby or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Purchase Agreement are consummated, which investigation or proceeding requires the participation of the Purchaser or its agents or is commenced or filed against the Purchaser or its agents because of the Purchase Agreement, the Notes or the Warrants or any of the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), other than any investigation or proceeding (x) in which it is finally determined that there was gross negligence or willful misconduct on the part of the Purchaser or its agents which was not taken by them in reliance upon any of the Companies' representations, warranties, covenants or agreements in the Purchase Agreement, the Notes or the Warrants or in any other documents or instruments contemplated hereby or thereby or executed herewith or therewith or pursuant hereto or thereto, (y) which relates to disputes among a Purchaser and its own partners, shareholders or beneficiaries or (z) which relates to a Purchaser's disposition of Notes, Warrants or Shares and the conduct of the Purchaser or its agents giving rise to such investigation or proceeding was not taken by them in reliance upon any of the Companies' representations, warranties, covenants or agreements in the Purchase Agreement, the Notes or the Warrants or in any other documents or instruments contemplated hereby or thereby or executed herewith or therewith or pursuant hereto or thereto. The Companies shall assume the defense, and shall have its counsel represent the Purchaser and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that the Purchaser, or any such agent, shall have the right (without releasing the Companies from any of its obligations hereunder) to employ its own counsel and either to direct its own defense or to participate in the Companies' defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Companies in connection with such defense or (ii) the Companies shall not have provided their counsel to take charge of such defense or (iii) the Purchaser, or such agent of the Purchaser, shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Companies, then in any of such events referred to in clauses (i), (ii) or (iii) such counsel fees and expenses (but only for one counsel for the Purchaser and its agents) shall be borne by the Companies. Any settlement of any such action, suit, claim or proceeding shall require the consent of both the Companies and such indemnified person (neither of which shall unreasonably withhold its consent).

            (c) The Companies agree to pay, or to cause to be paid, all documentary, stamp and other similar taxes levied under the laws of the United States of America or any state or local taxing authority thereof or therein in connection with the issuance and sale of the Notes and the execution and delivery of the Purchase Agreements and any other documents or instruments contemplated hereby or thereby and any modification of any of the Notes or the Purchase Agreements or any such other documents or instruments and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such taxes.

            (d) The obligations of the Companies under this Section 17 shall survive the closing hereunder, the payment or cancellation of the Notes, exercise or cancellation of the Warrants and the termination of the Purchase Agreement.

SECTION 17. HOME OFFICE PAYMENTS

      As long as the Purchaser or any payee named in the Notes delivered to the Purchaser on the Closing Date, or any institutional holder which is a direct or indirect transferee from the Purchaser or such payee, shall be the holder of any Note, Ubiquitel will make payments (whether at maturity, upon mandatory or optional prepayment, or otherwise) of principal, interest and premium, if any,
(i) by check payable to the order of the holder of any such Note duly mailed or delivered to the Purchaser at such address as the Purchaser or such other holder may designate in writing, or (ii) if requested by the Purchaser or such other holder, by wire transfer to the Purchaser's or such other holder's (or its nominee's) account at any bank or trust company in the United States of America, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. If the Purchaser has provided an address for payments by wire transfer, then the Purchaser shall be deemed to have requested wire transfer payments under the preceding clause (ii). All such payments shall be made in federal or other immediately available funds.

SECTION 18. NOTICES

      Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder or with respect to any Note or Warrant shall be in writing and shall be delivered by hand or shall be sent by or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), to the following addresses:

            (a) if to the Purchaser, to (i) BET Associates, L.P., c/o Mr. Bruce
E. Toll, 3103 Filmont Avenue, Huntington Valley, PA 19006 and (ii) BET Associates, L.P., c/o Mr. Leonard Tannenbaum, 17 Leisure Farm, Armonk, NY 10504, or at such other address as may have been furnished to the Companies by the Purchaser in writing; or

            (b) if to any other holder of a Note or Warrant, at such address as the payee or registered holder thereof shall have designated to the Companies in writing; or

            (c) if to UHC, at 3 Bala Plaza, Bala Cynwyd, PA 19004 Attn: Donald
A. Harris, with a copy to Greenberg Traurig, 1650 Tysons Boulevard, McLean, VA 22102 Attn: Lee R. Marks, or at such other address as may have been furnished in writing by UHC to the Purchaser and to the other holders of Notes and Warrants; or

            (d) if to Ubiquitel, at 3 Bala Plaza, Bala Cynwyd, PA 19004 Attn:
Donald A. Harris, with a copy to Greenberg Traurig, 1650 Tysons Boulevard, McLean, VA 22102 Attn: Lee R. Marks, or at such other address as may have been furnished in writing by Ubiquitel to the Purchaser and to the other holders of Notes and Warrants.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telecopier, when received, unless otherwise expressly specified or permitted by the terms hereof.

SECTION 19. MISCELLANEOUS

      19.1 Entire Agreement. The Purchase Agreement and, upon the closing hereunder, the Notes and Warrants issued hereunder, together with any further agreements entered into by the Purchaser and the Companies at the closing hereunder, contain the entire agreement among the Purchaser and the Companies, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

      19.2 Survival. All agreements, representations and warranties contained in this Agreement, the Notes, the Warrants or any document or certificate delivered pursuant hereto or thereto shall survive, and shall continue in effect following, the execution and delivery of the Purchase Agreement, the closings hereunder and thereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Notes and the Warrants, any disposition thereof and any payment or cancellation of the Notes and any exercise or cancellation of the Warrants. All statements contained in any certificate or other document delivered by or on behalf of the Companies pursuant hereto shall constitute representations and warranties by the Companies hereunder.

      19.3 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

      19.4 Headings. The headings and captions in this Agreement and the table of contents are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

      19.5 Binding Effect, Benefit and Assignment.

            (a) The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns whether so expressed or not.

            (b) The Companies may not assign any of their obligations, duties or rights under this Agreement, or under the Notes or Warrants issued hereunder, except with the Purchaser's consent.

            (c) In addition to any assignment by operation of law, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement or under the Notes or Warrants to any permitted transferee of any or all of its Notes, Warrants or Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Notes, Warrants or Shares held by the Purchaser; provided that Notes may be transferred only in Authorized Denominations.

      19.6 Severability. Any provision hereof or of the Notes, or Warrants which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

      19.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

      19.8 Currency. All payments under this Agreement, the Notes or Warrants shall be made in lawful money of the United States of America.

      19.9 Late Payments. If Ubiquitel fails to pay any amount required to be paid to a holder of Notes or a party under this Agreement, within twenty (20) days after notice from such holder or such party demanding such payment, then Ubiquitel agrees to pay such holder or such party interest on any such overdue amount at the Default Rate (as defined in the Notes) from the date of such notice from such holder or such party until such overdue amount is paid in full; provided that this Section 20.9 shall not apply to overdue payments with respect to the Notes, to the extent the Notes already provide that such overdue payments shall bear interest at the Default Rate.

      19.10 Guarantee of Subsidiaries

                  (i) The Guarantee Any wholly-owned Subsidiary of Ubiquitel that may exist on or after the date hereof and that is incorporated under the laws of a state of the United States (collectively, the "Subsidiary Guarantors"), in order to induce the Purchaser to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Subsidiary Guarantors from the proceeds of the Notes, hereby agree with the Purchaser as follows: the Subsidiary Guarantors hereby unconditionally and irrevocably guarantee as primary obligors and not merely as sureties the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all obligations of the Companies under this Purchase Agreement, the Notes, the Warrant and any other documents executed in connection (the "Guaranteed Ob1igations"); provided, however, that no wholly-owned Subsidiary of Ubiquitel shall be required to be a Subsidiary Guarantor if such wholly-owned Subsidiary is not at such time a guarantor or otherwise obligated under the Senior Indebtedness. If any or all of the indebtedness of the Companies to the Purchaser becomes due and payable, the Subsidiary Guarantors unconditionally promise to pay such indebtedness of the Companies to the Purchaser, or order, on demand, together with any and all reasonable expenses which may be incurred by the Purchaser in collecting any of the indebtedness, subject to the subordination provisions of this Agreement.

                  (ii) Bankruptcy. Additionally, the Subsidiary Guarantors unconditionally and irrevocably guarantee the payment of any and all indebtedness of the Companies to the Purchaser whether or not due or payable by the Companies upon the occurrence of any of the events specified in Section 9.3, and unconditionally and irrevocably promise to pay such indebtedness to the Purchaser, or order, on demand, in lawful money of the United States.

                  (iii) Nature of Liability. The liability of the Subsidiary Guarantors hereunder is exclusive and independent of any security for or other guarantee of the indebtedness of the Companies whether executed by the Subsidiary Guarantors, any other guarantor or by any other party, and the liability of the Subsidiary Guarantors hereunder shall not be affected or impaired by: (a) any direction as to application of payment by the Companies or by any other party; or (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Companies; or (c) any payment on or in reduction of any such other guarantee or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by the Companies; or (e) any payment made to the Purchaser on the indebtedness which the Purchaser repays the Companies pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Subsidiary Guarantors waive any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

                  (iv) Guarantee Absolute. No invalidity, irregularity or unenforceability of all or any part of the indebtedness guaranteed hereby or of any security therefor shall affect, impair or be a defense to this Guarantee contained in this Section 19.10, and this Guarantee contained in this Section 19.10 shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the indebtedness guaranteed herein.

                  (v) Independent Obligation. The obligations of the Subsidiary Guarantors hereunder are independent of the obligations of any other guarantor or of the Companies, and a separate action or actions may be brought and prosecuted against the Subsidiary Guarantors whether or not action is brought against any other guarantor or the Companies and whether or not any other guarantor or any Companies be joined in any such action or actions. The Subsidiary Guarantors waive, to the fullest extent permitted by law, the benefit of any statue of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Companies or other circumstance which operates to toll any statute of limitations as to the Companies shall operate to toll the statute of limitations as to the Subsidiary Guarantors.

                  (vi) Authorization. The Subsidiary Guarantors authorize the Purchaser without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the indebtedness (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guarantees herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;(c) exercise or refrain from exercising any rights against the Companies or others or otherwise act or refrain from acting;(d) release or substitute any one or more endorsers, guarantors, the Companies or other obligors;(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Companies to its creditors other than the Purchaser;(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Companies to the Purchaser regardless of what liability or liabilities of the Companies remain unpaid; and/or (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements.

                  (vii) Reliance. It is not necessary for the Purchaser to inquire into the capacity or powers of the Companies or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                  (viii) Subordination. Any indebtedness of the Companies now or hereafter held by the Subsidiary Guarantors is hereby subordinated to the indebtedness of the Companies to the Purchaser; and such indebtedness of the Companies to the Subsidiary Guarantors, if the Purchaser, after an Event of Default has occurred, so requests, shall be collected, enforced and received by the Subsidiary Guarantors as trustee for the Purchaser and be paid over to the Purchaser on account of the indebtedness of the Companies to the Purchaser, but without affecting or impairing in any manner the liability of the Subsidiary Guarantors under the other provisions of this Guarantee. Prior to the transfer by any of the Subsidiary Guarantors of any note or negotiable instrument evidencing any Guaranteed Obligations of the Companies to the Subsidiary Guarantors, the Subsidiary Guarantors shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, he Subsidiary Guarantors hereby agree with the Purchaser that they will not exercise any right of subrogation which they may at any time otherwise have a result of this guarantee (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) until all Guaranteed Obligations have been paid in full in cash (it being understood that the Subsidiary Guarantors is not waiving any right of subrogation that it may otherwise have but is only waiving the exercise thereof as provided above).

                  (ix) Waiver. (a) The Subsidiary Guarantors waive any right to require the Purchaser to (i) proceed against the Companies, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Companies, any other guarantor or any other party or (iii) pursue any other remedy in the Purchaser's power whatsoever. The Subsidiary Guarantors waive any defense based on or arising out of any defense of the Companies, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including without limitation any defense based on or arising out of the disability of the Companies, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Companies other than payment in full of the Guaranteed Obligations. The Purchaser may exercise any other right or remedy the Purchaser may have against the Companies or any other party, without affecting or impairing in any way the liability of the Subsidiary Guarantors hereunder except to the extent the Guaranteed Obligations have been paid. The Subsidiary Guarantors waive any defense arising out of any such election by the Purchaser, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Subsidiary Guarantors against the Companies or any other party or any security.(b) The Subsidiary Guarantors waive all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new or additional indebtedness. The Subsidiary Guarantors assume all responsibility for being and keeping itself informed of the financial condition and assets of the Companies, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Subsidiary Guarantors assumes and incurs hereunder, and agrees that the Purchaser shall have no duty to advise the Subsidiary Guarantors of information known to them regarding such circumstances or risks.

                  (i) Guarantee Continuing. This Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of the Purchaser or of any holder of any Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Purchaser or any subsequent holder of a Note would otherwise have. No notice to or demand on the Subsidiary Guarantors in any case shall entitle the Subsidiary Guarantors to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchaser or any holder, creator or purchaser to any other or further action in any circumstances without notice or demand.

                  (ii) Binding Nature of Guarantee. This Guarantee shall be binding upon the Subsidiary Guarantors and their successors and assigns and shall inure to the benefit of the Purchaser and its successors and assigns.

                  (iii) Judgments Binding. If claim is ever made upon the Purchaser, any subsequent holder of a Note for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Companies) then and in such event the Subsidiary Guarantors agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Subsidiary Guarantors notwithstanding any revocation hereof or the cancellation of any Note, or other instrument evidencing any liability of the Companies, and the Subsidiary Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

                  (iv) Subordination of Rights of Purchaser. Notwithstanding anything to the contrary within this Section 19.10, the rights of Purchaser as against any and all Subsidiary Guarantors shall be subordinated, and subject in right of payment, to the prior payment in full in cash of all Senior Indebtedness to the extent and in the manner set forth in Section 9 hereof.

      19.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE COMPANIES AND EACH CO-OBLIGOR SUBSIDIARY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES MAY BE LITIGATED IN SUCH COURTS. THE COMPANIES AND EACH CO-OBLIGOR SUBSIDIARY ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENT, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS AGREEMENT OR THE NOTES. THE CO-OBLIGOR SUBSIDIARIES HEREBY IRREVOCABLY APPOINT THE COMPANIES TO SERVE AS THEIR AGENTS, TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH OF THE COMPANIES AND EACH CO-OBLIGOR SUBSIDIARY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE COMPANIES AND EACH CO-OBLIGOR SUBSIDIARY

HEREBY AGREE THAT SERVICE UPON EITHER OF THE COMPANIES BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE AND SERVICE OF PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST THE COMPANIES OR ANY CO-OBLIGOR SUBSIDIARY IN THE COURTS OF ANY OTHER JURISDICTION.

      19.12 WAIVER OF JURY TRIAL. EACH OF THE COMPANIES AND EACH CO-OBLIGOR SUBSIDIARY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT THE NOTES THE WARRANTS OR THE SHARES, OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. EACH OF THE COMPANIES AND EACH CO-OBLIGOR SUBSIDIARY ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO THE NOTES OR THE WARRANTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          UBIQUITEL HOLDINGS, INC.

                                          By:___________________________________
                                             Name:
                                             Title:


                                          UBIQUITEL, LLC

                                          By:___________________________________
                                             Name:
                                             Title:

                                          Accepted and agreed to as of the date
                                          first above written by the undersigned
                                          Purchaser:

                                          BET ASSOCIATES, L.P.

                                          By: Bruce Toll
                                              Its General Partner


                                                By:____________________________:
                                                   Bruce E. Toll
                                                   Member

                                                                       EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE LAW OR REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 16 OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.

                                 UBIQUITEL, LLC

                          12% Senior Subordinated Note

                             Due December ___, 2007

                                     Dated:

      FOR VALUE RECEIVED, the undersigned Ubiquitel, LLC, a Delaware limited liability company (herein, together with any successor, referred to as the "Company"), hereby promises to pay to _____________or registered assigns, the principal sum of____________ ($_____) on December __, 2007, with interest (computed on the basis of a 360 day year) on the unpaid balance of such principal sum from the date hereof at the interest rate of 12% per annum, payable, in arrears, quarterly on the first day of January, April, July and October of each year, commencing April 1, 2000 (which first interest payment shall be for the period from and including [[the closing date]] through and including March 31, 2000), until the entire principal amount hereof shall have become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or declaration or otherwise, and at the Default Rate on any overdue installment of principal (including any overdue prepayment of principal) and on any overdue premium and (to the extent permitted by law) on any overdue installment of interest until paid (whether or not any subordination provision or other circumstance prevents such payment). The "Default Rate" shall be a per annum interest rate equal to the lesser of (A) 16% per annum and (B) the highest rate permitted by law.

      If any payment of interest due hereunder becomes due and payable on a day which is not a Business Day (as defined in the Purchase Agreement referred to below), the due date thereof shall be the next preceding day which is a Business Day, and the interest payable on such next preceding Business Day shall be the interest which would otherwise have been payable on the due date which was not a Business Day.

      Payments of principal and interest shall be made in lawful money of the United States of America as provided in the Purchase Agreement referred to below, to the address or account designated by the holder hereof for such purpose.

      This Note is issued pursuant to Purchase Agreement dated as of December __, 1999 between the Company and BET Associates, L.P. (the "Purchase Agreement").

      This Note is subject to the provisions of and is entitled to the benefits of the Purchase Agreement. The Purchase Agreement provides, inter alia, for prepayments of principal upon the terms set forth therein. In addition, the payment of the principal of, premium, if any, and interest on this Note is subordinated in right of payment to the prior payment in full of certain other obligations of the Company to the extent and in the manner set forth in the Purchase Agreement. Each holder of this Note, by accepting the same, agrees to and shall be bound by the provisions of the Purchase Agreement.

      This Note is transferable only upon the terms and conditions specified in the Purchase Agreement.

      In case an Event of Default (as defined in the Purchase Agreement) shall occur and be continuing, the principal of this Note may be declared, subject to the subordination provisions, due and payable in the manner and with the effect provided in the Purchase Agreement.

      This Note is subordinated to Senior Indebtedness as provided in Section 9 of the Purchase Agreement.

      No reference herein to the Purchase Agreement and no provision hereof or thereof shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal hereof and interest hereon at the respective times and places specified herein and in the Purchase Agreement, but the maturity of all Notes may be accelerated upon an Event of Default only in the manner set forth in Section 13(b) of the Purchase Agreement.

      This Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York (other than any conflict of laws rules which might result in the application of the laws of any other jurisdiction).

      Subject to the provisions of Section 15 of the Purchase Agreement, the Company may treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of, premium, if any, and interest on this Note and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary (except that the Company shall comply with the provisions of Section 12 of the Purchase Agreement regarding the issuance of a new Note or Notes to permitted transferees).

      IN WITNESS WHEREOF, Ubiquitel, LLC has caused this Note to be dated and to be executed and issued on its behalf by its duly authorized officer.

                                          UBIQUITEL, LLC


                                          By:___________________________________
                                             Name:
                                             Title:

                                                                       EXHIBIT B

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE LAW OR REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 7(A) OF THIS WARRANT.

                            UBIQUITEL HOLDINGS, INC.
                                     WARRANT

                          Issue Date: December __, 1999
                          Void After: December __, 2009

This Warrant has been issued pursuant to the Purchase Agreement dated as of December __, 1999 (the "Purchase Agreement") among Ubiquitel Holdings, Inc. (the "Company"), Ubiquitel, LLC and BET Associates, L.P., and this Warrant and the shares of Common Stock issuable upon exercise hereof (the "Warrant Shares") shall be subject to, and entitled to the benefits of, the Purchase Agreement.

      THIS CERTIFIES that, for value received, ____________ (the "Holder"), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Ubiquitel Holdings, Inc., a Delaware corporation, at the Exercise Price per share determined as provided herein, up to _________ fully paid and nonassessable shares of the Company's Voting Common Stock, par value $0.001 per share (the "Common Stock").

      1. Definitions.

      Terms used herein but not defined shall have the meanings assigned to such terms in the Purchase Agreement. As used herein the following terms, unless the context otherwise requires, shall have for all purposes hereof the following meanings:

      "Appraised Value" means, in respect of any share of Common Stock on any date herein specified, the value attributable to such share of Common Stock if all of the assets of the Company and the Subsidiaries were sold for the appraised value thereof as of the last day of a fiscal month to end within 60 days prior to such date specified, and thereafter liquidated in accordance with the terms of the Company's Certificate of Incorporation as determined in good faith by the Board of Directors of the Company.

      "Business Day" means any day that is not (i) a Saturday or Sunday or (ii) a day on which banks are required or permitted to be closed in the Commonwealth of Pennsylvania.

      "Current Market Price" means, in respect of the Common Stock on any date herein specified, the average of the daily closing prices for the thirty (30) consecutive trading days commencing forty five (45) trading days before such date. The closing price for each day shall be the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange or the NASDAQ National Market on which the Company's Common Stock is listed or admitted to trading, or if the Company's Common Stock is not listed or admitted to trading on any national securities exchange or the NASDAQ National Market, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc. Automated Quotation System, or comparable system. If the closing price cannot be so determined, then the Current Market Price shall be determined (x) by the written agreement of the Company and the Holder, or (y) in the event that no such agreement is reached within twenty (20) days after the event giving rise to the need to determine the Current Market Price, by the agreement of two arbitrators, one of whom shall be selected by the Company and the other of whom shall be selected by the Holder.

      2. Exercise Period. The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time from time to time during the Exercise Period, which shall commence at December __, 1999 (the "Issue Date's.) and shall end at 5:00 p.m. Eastern Standard time on December __, 2009.

      3. Exercise Price. The price per share at which this Warrant may be exercised (the "Exercise Price") shall initially be $.01.

      4. Exercise of Warrant. During the Exercise Period, this Warrant may be exercised, in whole or in part and from time to time, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly executed at the principal office of the Company (or such other office or agency of the Company as it may designate) and upon payment of the Exercise Price of the shares thereby purchased (the aggregate of the Exercise Price for all shares to be exercised being referred to herein as the "Purchase Price"). Payment of the Purchase Price may be made (i) by check or bank draft payable to the order of the Company, (ii) by wire transfer to the account of the Company, or (iii) by delivery of this Warrant with instructions that the Company retain as payment of the Purchase Price the number of Warrant Shares remaining after distributing to the Holder the number of shares determined by the formula in the next sentence (a "Cashless Exercise"). In the event of a Cashless Exercise, the Holder shall receive the number of Warrant Shares determined by multiplying the number of Warrant Shares for which the Cashless Exercise is made by a fraction, the numerator of which shall be the difference between the then Current Market Price per Warrant Share and the Exercise Price, and the denominator of which shall be the then Current Market Price per share of Common Stock. The remaining Warrant Shares for which the Cashless Exercise has been made shall be deemed to have been paid by the Company as the Exercise Price. Upon exercise, the Holder shall be entitled to receive, promptly after payment in full, one or more certificates, issued in the Holder's name or in such name or names as the Holder may direct, subject to the limitations on transfer contained herein, for the number of shares of Common Stock so purchased. The shares so purchased shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised.

      5. Representations and Warranties.

      The Company represents and warrants to the Holder as follows:

            (a) Corporate Action. The Company has all requisite corporate power and authority, and has taken all necessary corporate action, to execute and deliver this Warrant, and to authorize and reserve for issuance, and to issue and deliver upon payment of the Purchase Price, the Warrant Shares.

            (b) No Violation. Neither the execution nor delivery of this Warrant, nor the consummation of the actions herein contemplated, nor compliance with the terms and provisions hereof will conflict with, or result in a breach of, or constitute a default or an event permitting acceleration under, any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of the Company or any indenture, mortgage, deed of trust, note, bank loan, credit agreement, franchise, license, lease, permit, judgment, decree, order, statute, rule or regulation or any other agreement, understanding or instrument to which the Company is a party or by which it is bound.

      6. Antidilution Adjustments.

            6.1. Adjustment of Exercise Price. The Exercise Price shall be subject to adjustment, from time to time, as follows:

            (a) Adjustments for Stock Dividends, Recapitalizations, Etc. In case the Company shall, after the Closing Date, (i) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock, (ii) subdivide the outstanding shares of its Common Stock, (iii) combine the outstanding shares of its Common Stock into a smaller number of shares, or
(iv) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Company, then, in any such case, the current Exercise Price in effect immediately prior to such action shall be adjusted to a price such that if the Holder was to exercise this Warrant in full immediately after such action, such Holder would be entitled to receive the number of shares of capital stock of the Company which Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such Exercise Price shall thereafter be subject to further adjustments under this Section 6. An adjustment made pursuant to this subsection (a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and after the effective date in the case of a subdivision, combination or reclassification.

            (b) Distribution of Assets. In case the Company shall declare and make any distribution of its assets (including cash and evidence of indebtedness) to holders of Common Stock as a dividend, by way of return of capital or otherwise, then the Holder shall be entitled upon exercise of this Warrant for the purchase of any or all of the Warrant Shares, to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of Common Stock subject to such exercise on the record date for the determination of stockholders entitled to such distribution.

            (c) Adjustments for Issuances of Additional Stock. Subject to the exceptions referred to in Section 6.1(e) hereof, in case the Company shall at any time or from time to time after the Issue Date issue (in a transaction to which Section 6.1(a) or 6.1(b) is not applicable) any additional shares of the Company's Common Stock ("Additional Common Stock"), for a consideration per share either (i) less than the then Current Market Price per share of the Company's Common Stock immediately prior to the issuance of such Additional Common Stock, or (ii) without consideration, then (in the case of either clause (i) or (ii)), and thereafter successively upon each such issuance, the current Exercise Price shall forthwith be reduced to the price determined by multiplying such current Exercise Price by a fraction, of which (1) the numerator shall be (i) the number of shares of the Company's Common Stock outstanding immediately prior to such issuance (on a fully diluted basis) plus
(ii) the number of shares of the Company's Common Stock which the aggregate amount of consideration received by the Company upon issuance of the Additional Common Stock would purchase at the then Current Market Price per share of the Company's Common Stock, and (2) the denominator shall be (i) the number of shares of the Company's Common Stock outstanding plus (ii) the number of shares of Additional Common Stock; provided, however, that such adjustment shall be made only if such adjustment results in a current Exercise Price less than the current Exercise Price in effect immediately prior to the issuance of such Additional Common Stock.

            (d) Certain Rules in Applying the Adjustment for Additional Stock Issuances. For purposes of any adjustment as provided in Section 6.1(c) hereof, the following provisions shall also be applicable:

                  (1) Cash Consideration. In case of the issuance of Additional Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received by the Company for such Additional Common, Stock after deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with the issuance of, such Additional Common Stock.

                  (2) Non-Cash Consideration. In case of the issuance of Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Company shall be deemed to be the value of such consideration at the time of its receipt by the Company as determined in good faith by the Board of Directors of the Company, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Company (or where such obligations are otherwise converted into shares of the Company's Common Stock), the value of the non-cash consideration shall be deemed to be the principal amount of the obligations canceled, surrendered, satisfied, exchanged or converted. If the Company receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported sale price regular way) as of the close of the day immediately preceding the date of their receipt by the Company.

                  (3) Options, Warrants, Convertibles, Etc. In case of the issuance, whether by distribution or sale to holders of its Common Stock or to others, by the Company of (i) any security that is convertible into Common Stock or (ii) any rights, options or warrants to purchase the Company's Common Stock (other than this Warrant and except as stated in Section 6.1(e) hereof), if inclusion thereof in calculating adjustments under this Section 6.1 would result in a current Exercise Price lower than if excluded, the Company shall be deemed to have issued, for the consideration described below, the number of shares of the Company's Common Stock into which such convertible security may be converted when first convertible, or the number of shares of the Company's Common Stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares shall be deemed to be Additional Common Stock for purposes of Section 6.1(c) hereof). The consideration deemed to be received by the Company at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Section 6.1(d)(1) and (2) hereof after deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such convertible securities or rights, options or warrants, plus (x) any consideration or adjustment payment to be received by the Company in connection with such conversion or, as applicable, (y) the aggregate price at which shares of the Company's Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable (or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock, an aggregate option price bearing the same relation to the market value of the subject Common Stock at the time such rights, options or warrants were granted). If, subsequently, (1) such number of shares into which such convertible security is convertible, or which are deliverable upon the exercise of such rights, options or warrants, is increased or (2) the conversion or exercise price of such convertible security, rights, options or warrants is decreased, then the calculations under the preceding two sentences (and any resulting adjustment to the current Exercise Price under Section 6.1(c) hereof) with respect to such convertible security, rights, options or warrants, as the case may be, shall be recalculated as of the time of such issuance but giving effect to such changes (but any such recalculation shall not result in the current Exercise Price being higher than that which would be calculated without regard to such issuance). On the expiration or termination of such rights, options or warrants, or rights to convert, the Exercise Price hereunder shall be readjusted (up or down as the case may be) to such current Exercise Price as would have been obtained had the adjustments made with respect to the issuance of such rights, options, warrants or convertible securities been made upon the basis of the delivery of only the number of shares of the Company's Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities and at the actual exercise or Exercise Prices (but any such recalculation shall not result in the current Exercise Price being higher than that which would be calculated without regard to such issuance).

                  (4) Number of Shares Outstanding. The number of shares of the Company's Common Stock as at the time outstanding shall exclude all shares of the Company's Common Stock then owned or held by or for the account of the Company but shall include the aggregate number of shares of the Company's Common Stock at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in Section 6.1 (d)(3) and 6.1(e) hereof, provided that to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of the Company's Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, warrants, options or conversion privileges or the prior cancellation thereof.

            (e) Exclusions from the Adjustment for Additional Stock Issuances. No adjustment of the current Exercise Price under Section 6.1(c) hereof shall be made as a result of or in connection with:

                  (1) the issuance of Shares upon exercise of this Warrant;

                  (2) the issuance of the Company's Common Stock to officers, employees, directors and consultants of the Company or any Subsidiary, or the grant to or exercise by any such persons of options to purchase Common Stock of the Company, all (x) as part of incentive compensation for such persons and (y) pursuant to the Company's stock option plans described on the Disclosure Schedule to the Purchase Agreement or other incentive plans, in each case adopted by the Company's Board of Directors, with approval by a majority of the Company's independent directors and approval by the Company's shareholders;

                  (3) the issuance of the Company's Common Stock upon exercise of this Warrant to purchase Common Stock issued to [Banque Paribas] dated as of the date hereof, or

                  (4) the issuance of the Company's Common Stock upon conversion of the Company's Series A Preferred Stock.

            (f) Accountant's Certification. Whenever the current Exercise Price is adjusted as provided in this Section 6.1, the Company will promptly obtain a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the current Exercise Price as so adjusted, the computation of such adjustment and a brief statement of the facts accounting for such adjustment, and will mail to the Holder a copy of such certificate from such firm of independent public accountants.

            (g) Antidilution Adjustments under Other Securities. Without limiting any other rights available hereunder to the Holder, if there is an antidilution adjustment (x) under any security which is convertible into Common Stock of the Company whether issued prior to or after the date hereof (except for this Warrant) or (y) under any right, option or warrant to purchase Common Stock of the Company whether issued prior to or after the date hereof which (in the case of clause (x) or (y)) results in a reduction in the exercise or purchase price with respect to such security, right, option or warrant or results in an increase in the number of shares obtainable under such security, right, option or warrant, then an adjustment shall be made under this Section 6.1(g) to the current Exercise Price hereunder. Any such adjustment under this
Section 6.1(g) shall be whichever of the following results in a lower current Exercise Price: (A) a reduction in the current Exercise Price equal to the percentage reduction in such exercise or purchase price with respect to such security, right, option or warrant or (B) a reduction in the current Exercise Price which will result in the same percentage increase in the number of Warrant Shares available under this Warrant as the percentage increase in the number of shares available under such security, right, option or warrant. Any such adjustment under this Section 6.1(g) shall only be made if it would result in a lower current Exercise Price than that which would be determined pursuant to any other antidilution adjustment otherwise required under this Warrant as a result of the event or circumstance which triggered the adjustment to the security, right, option or warrant described in clause (x) or (y) above (and if any such adjustment is so made under this Section 6.1(g), then such other antidilution adjustment otherwise required under this Section 6 shall not be made as a result of such event or circumstance).

            (h) Other Adjustments. In case any event shall occur as to which any of the provisions of this Section 6.1 are not strictly applicable but the failure to make any adjustment would not fairly protect the exercise rights represented by this Warrant in accordance with the essential intent and principles of this Section 6.1, then, in each such case, the Company shall appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 6.1, necessary to preserve, without dilution, the exercise rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail copies thereof to the Holder and shall make the adjustments described therein.

            (i) Adjustment of Number of Warrant Shares. Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to this Section
6.1 (and "Exercise Price Adjustment"), the number of Warrant Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such Exercise Price Adjustment by the Exercise Price in effect immediately prior to such Exercise Price Adjustment dividing the product so obtained by the Exercise Price, as adjusted pursuant to this Section 6.1.

            (j) Meaning of "Issuance". References in this Warrant to "issuances" of stock by the Company include issuances by the Company of previously unissued shares and issuances or other transfers by the Company of treasury stock.

            6.2. Company's Consolidation or Merger. If the Company shall at any time consolidate with or merge with or into another Person, or the Company shall sell, transfer or lease all or substantially all of its assets, or the Company shall change its Common Stock into property or other securities, then, in any such case, the Holder shall thereupon (and thereafter) be entitled to receive, upon the exercise of such Warrant, in whole or in part, the securities or other property to which (and upon the same terms and with the same rights as) the Holder would have been entitled if such exercise had occurred immediately prior to such consolidation or merger, such sale of assets or such change (with any record date requirement being deemed to have been satisfied), and such conversion rights shall thereafter continue to be subject to further adjustments under Section 6.1 hereof. The Company shall take such steps in connection with such consolidation or merger, such sale of assets or such change as may be necessary to assure such Holder that the provisions of this Warrant and the Purchase Agreement (including, without limitation, Section 15 of the Purchase Agreement) shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the exercise of the Warrant, including, but not limited to, obtaining a written obligation to supply such securities or property upon such exercise and to be so bound by the Warrant.

            6.3. Notice to Holders.

                  In case at any time

                  (i) the Company shall take any action which would require an adjustment in the current Exercise Price pursuant to Section 6.1; or

                  (ii) there shall be any reorganization, reclassification or change of the Company's Common Stock (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale, transfer or lease of all or substantially all of the assets of the Company; or

                  (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in any one or more of such cases, the Company shall give written notice to the Holder, not less than twenty (20) days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current Exercise Price and the kind and amount of the shares and other securities and property deliverable upon exercise of the Warrant. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

      7. Transfer.

            (a) Exercise or Transfer Without Registration. The Holder agrees not to transfer this Warrant except in accordance with Section 15 of the Purchase Agreement.

            (b) Registration Rights. The Holder is entitled to the benefits of
Section 15 of the Purchase Agreement with respect to registration of the Warrant Shares under the Securities Act.

      8. Further Covenants of the Company.

            (c) Reservation of Stock. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, that number of Warrant Shares from time to time issuable upon the exercise of this Warrant.

            (d) No Liens. All Warrant Shares that are issued upon the exercise of rights represented by this Warrant shall be fully paid, nonassessable, and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

            (e) Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the highest market price per share of Common Stock on the day of exercise, as determined by the Company.

      9. Call and Put Provisions

            9.1. Call Rights Upon the later of (a) the sixth anniversary of the Issue Date and (b) the later of (x) one year after the Put Effective Date (defined below) and (y) the date on which there are no limitations under any agreements to which the Company is a party on the ability of the Company to honor an Optional Put Notice (defined below), the Company may deliver a notice (the "Optional Call Notice") of any redemption hereunder (an "Optional Call") to Holder at its registered address appearing on the books and records of the Company. The Optional Call Notice shall state (1) that the Company is exercising its right to redeem this Warrant and (2) the date of redemption (the "Optional Call Date"), which date and time shall be thirty (30) days after the date of delivery of the Optional Call Notice. On the Optional Call Date, the Company shall make payment of the Optional Call Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Company at least one (1) business day prior to the Optional Call Date. If the Company exercises its right to redeem this Warrant in accordance with this Section 9.1, the Company shall make payment to the Holder of an amount in cash (the "Optional Call Amount") equal to 120% of the Current Market Price multiplied by the number of Warrant Shares issuable pursuant to this Warrant. Notwithstanding the delivery of an Optional Call Notice, the Holder shall at all times prior to the Optional Call Date maintain the right to exercise all or any portion of this Warrant in accordance with the terms hereof and any portion so exercised after receipt of an Optional Call Notice and prior to the Optional Call Date set forth in such notice and payment of the aggregate Optional Call Amount shall be deducted from the portion of this Warrant which is otherwise subject to redemption pursuant to such notice.

            9.2. Put Rights Upon the earlier of (a) a Change of Control, (b) repayment by the Company or the Subsidiaries of at least 75% of the original principal balance of the Senior Subordinated Notes, (c) an Event of Default and
(d) the fifth anniversary of the Issue Date, the Holder may deliver a notice (the "Optional Put Notice") of a put hereunder (an "Optional Put") to the Company; provided, however, no notice may be delivered if there exists or would exist after giving effect to such put a default under any Senior Indebtedness. The Optional Put Notice shall state (1) that the Holder is exercising its right to put this Warrant, (2) the date of such put (the "Optional Put Date"), which date and time shall be thirty (30) days after the date of delivery of the Optional Put Notice and (3) payment instructions. On the Optional Put Date, the Company shall make payment of the Optional Put Amount (as defined below) to or upon the order of the Holder as specified by the Holder in the Put Notice. If the Holder exercises its right to put this Warrant in accordance with this Section 9.2, the Company shall make payment to the Holder of an amount in cash (the "Optional Put Amount") equal to the Current Market Price multiplied by the number of Warrant Shares issuable pursuant to this Warrant. Notwithstanding the delivery of an Optional Put Notice, the Holder shall at all times prior to the Optional Put Date maintain the right to exercise all or any portion of this Warrant in accordance with the terms hereof and any portion so exercised after delivery of an Optional Put Notice and prior to the Optional Put Date set forth in such notice and receipt of the aggregate Optional Put Amount shall be deducted from the portion of this Warrant which is otherwise subject to repurchase pursuant to such notice.

            9.3. Put and Call Expiration. The put and call provisions set forth in this Article 9 shall expire after the completion by the Company of a Qualified Public Offering. "Qualified Public Offering" shall mean a firm commitment underwritten initial public offering pursuant to an effective registration statement under the 1933 Act covering the offer or sale of any securities of the Company for the account of the Company or any selling shareholder in an offering which, after deducting for underwriters commissions and expenses related to the issuance, provides proceeds to the Company of not less than $30,000,000.

      10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new warrant of like tenor and dated as of the date of such cancellation in lieu of this Warrant.

      11. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

      12. Miscellaneous. All notices, certificates and other communications from or at the request of the Company to the Holder shall be mailed by first class, registered or certified mail, postage prepaid, to such address as may have been furnished to the Company in writing by the Holder. This Agreement and any of the terms hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania. The headings in this Agreement are for reference only and shall not limit or otherwise affect any of the terms hereof.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the issue date set forth on the first page of this Warrant.

                                          UBIQUITEL HOLDINGS, INC.


                                          By____________________________________
                                          Name:
                                          Title:

Attest:


____________________________________
Secretary

                          NOTICE OF EXERCISE OF WARRANT

TO: UBIQUITEL HOLDINGS, INC.

      1. Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase ________ shares of Common Stock of Ubiquitel Holdings, Inc. (the "Company"), and tenders herewith payment of the Exercise Price of such shares in full.

      2. Pursuant to the terms of the attached Warrant, the undersigned hereby elects to make a Cashless Exercise as provided for in Section 4 of such Warrant with respect to ________ Warrant Shares.

                 (Check and complete the appropriate paragraph)

      Please issue a certificate or certificates representing said shares of Common Stock, in the name of the undersigned or in such other name(s) as is/are specified immediately below or, if necessary, on an attachment hereto:

                           Name                Address
                           ----                -------


DATE:___________________________          HOLDER:_______________________________

                                                                       EXHIBIT C

                               DISCLOSURE SCHEDULE

                                                                       EXHIBIT D

                       MATTERS TO BE COVERED IN OPINION OF
                             COUNSEL TO THE COMPANY

      1. Ubiquitel Holdings, Inc. is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to own its properties and operate its business as presently conducted.

      2. The authorized capital stock of Ubiquitel Holdings, Inc. consists of________ shares of Voting Common Stock, ________ shares of Non-Voting Stock and ________ shares of Preferred Stock. All of the outstanding shares of the capital stock of the Company have been validly authorized and issued and are fully paid and non-assessable. To the best of such counsel's knowledge, there are no outstanding options, warrants, rights, convertible securities or other agreements under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities, other than as disclosed on the Disclosure Schedule.

      3. Ubiquitel, LLC is a limited liability company, duly formed and validly existing under the laws of its jurisdiction of incorporation and has all requisite limited liability company power and authority to own its properties and operate its business as presently conducted. [[Ubiquitel Holdings, Inc. is the sole member of Ubiquitel, LLC and is the sole owner of its membership interests.]]

      4. The execution, delivery and performance by the Companies of the Purchase Agreement (including the issuance of the Notes, the Warrants and the Shares as contemplated by the Purchase Agreement) have been duly authorized by all necessary corporate actions required on behalf of the Company. The Purchase Agreement, the Notes and the Warrants have been duly executed and delivered by the Companies and constitute a legal, valid and binding obligations of each Company party thereto, subject to any applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors' rights generally.

      5. The execution, delivery and performance by each Co-obligor Subsidiary organized under the laws of the State of New York of its joinder has been duly authorized by all necessary corporate action by such Co-obligor Subsidiary.

      6. None of the execution, delivery or performance by the Companies of the Purchase Agreement (including without limitation the issuance of the Notes, the Warrants and the Shares as contemplated by the Purchase Agreement) violates or conflicts with or will violate or conflict with any provision of (A) the articles of incorporation, bylaws, certificate of formation or operating agreement of either Company, (B) any law, rule or regulation, (C) any order, judgment, writ, injunction or decree known to such counsel applicable to such Company or any of its

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

properties (or to which such Company or its properties may be bound), or (D) any agreement, indenture or other instrument known to such counsel.

      7. When issued upon exercise in accordance with the terms of the Warrants the Shares will be validly issued, fully paid and non-assessable.

      8. There are no taxes or other governmental charges payable by the Companies or the Purchaser in connection with the execution, delivery and performance by the Companies of the Purchase Agreement (including without limitation the issuance of the Notes, the Warrants and the Shares under the Purchase Agreement).

      9. Based in part on representations of the Purchaser in the Purchase Agreement, the offer, sale, purchase, issuance and delivery of the Notes and Warrants pursuant to the Purchase Documents constitute exempted transactions under the Securities Act of 1933, as amended (the "Act"), and neither the registration of the Notes and Warrants under the Act nor the qualification of an indenture with respect to the Notes under the Trust Indenture Act of 1939, as amended, is required in connection with any such offer, sale, purchase, issue or delivery of the Notes and Warrants. In addition, assuming the holder of a Warrant is, at the time of exercise the Purchaser or a Person that acquired the Warrant in accordance with the terms and conditions of Section 15 of the Purchase Agreement, the issuance and delivery of Shares upon the exercise of the Warrant by such holder will likewise constitute an exempted transaction under the Act.

      10. The offer, sale, purchase, issuance and delivery of the Notes pursuant to the Purchase Documents do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.


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

                                                                       EXHIBIT E

                       JOINDER FOR GUARANTOR SUBSIDIARIES

      The terms and provisions of the Purchase Agreement dated December 28, 1999 (the "Purchase Agreement") regarding the issuance of 12% Senior Subordinated Notes of Ubiquitel, LLC in the aggregate principal amount of $8,000,000 are hereby accepted and agreed to, and the undersigned, as a wholly-owned subsidiary of Ubiquitel, LLC, hereby agrees to be a Guarantor Subsidiary as provided for in
Section 19.10 of the Purchase Agreement, with the effect set forth therein.

                                          [[Wholly-owned Subsidiary]]


                                          By:___________________________________
                                             Name:
                                             Title:


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